Exhibit 10.1

PURCHASE AGREEMENT
between
TELEFLEX INCORPORATED
and
KONGSBERG AUTOMOTIVE HOLDING ASA
Dated as of October 14, 2007

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APPENDICES:

Appendix A Definitions

Appendix B Acquired Companies

Appendix C Selling Subsidiaries

Appendix D [Intentionally Omitted]

Appendix E Material Consents

Appendix F Additional Representations and Warranties

Appendix G China Restructuring Provisions

SCHEDULES:

1. GMS Real Property

2. Facilities

3. Limerick Assets

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Exhibits

Exhibit A Assumption Agreement

Exhibit B Bill of Sale

Exhibit C Conveyancing Documents

Exhibit D Transition Services Agreement

Exhibit E Intellectual Property License Agreement

Exhibit F Hagerstown Lease Agreement

Exhibit G Limerick Lease Agreement

Exhibit H Supply Agreements

Exhibit I Morse License Agreement

Exhibit J Post-Closing Confidentiality Agreement

Exhibit K [Intentionally Omitted]

Exhibit L Intellectual Property Grant-Back License

Exhibit M GMS Intellectual Property Asset Transfer Agreement

Exhibit N Release

Exhibit O Cash Retention and Release Plan

Exhibit P Form of Legal Opinion of Seller’s Counsel

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PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT is made and entered into as of the 14th day of October, 2007 by and between Teleflex Incorporated, a Delaware corporation (“Seller”), and Kongsberg Automotive Holding ASA, a company established under the laws of the Kingdom of Norway (“Buyer”).
BACKGROUND
     A. Seller owns and operates, directly and through direct and indirect subsidiaries, the Business (as defined herein).
     B. Seller and the Selling Subsidiaries (as defined herein) desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller and the Selling Subsidiaries, the Acquired Companies (as defined herein) and the GMS Assets (as defined herein), and Buyer desires to assume the Assumed Liabilities (as defined herein), as more specifically provided herein.
TERMS
     In consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Specific Definitions. As used in this Agreement, the terms identified on Appendix A attached hereto shall have the meanings set forth or referred to in Appendix A.
     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
     Section 1.3 Other Definitional Provisions.
     (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (b) References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.

     (c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “dollars” or “$” mean “U.S. dollars.”
     (d) All accounting terms not specifically defined herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with GAAP consistently applied.
     (e) References to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States be deemed to include what most nearly approximates in that jurisdiction to the United States legal term.
ARTICLE II
PURCHASE AND SALE OF THE BUSINESS
     Section 2.1 Purchase and Sale of the Business. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and shall cause the Selling Subsidiaries to sell, convey, transfer, assign and deliver to Buyer, and Buyer, directly or through one or more Affiliates, shall purchase from Seller and the Selling Subsidiaries, as applicable, all of Seller’s and the Selling Subsidiaries’ right, title and interest in and to the following, in each case free and clear of all Encumbrances, except for, only in the case of the Business Assets, Permitted Encumbrances:
     (a) the Shares; and
     (b) the Business Assets.
     Notwithstanding anything to the contrary contained in this Agreement, Seller and the Selling Subsidiaries may retain copies of any Contracts, Books and Records or any other documents or materials that are included in the Business Assets, subject to the terms and conditions of the Post-Closing Confidentiality Agreement to be entered into by the parties in accordance with Section 5.1(c).
     Notwithstanding anything to the contrary contained herein, neither Buyer nor any of its Affiliates will purchase, assume or be obligated or responsible for any Excluded Assets or Excluded Liabilities.
     Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Effective Time, except to the extent and amount included in Net Working Capital as reflected on the Final Closing Working Capital Statement, Seller and the Selling Subsidiaries shall retain all of their right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Business Assets shall not include, the following assets and properties (such retained assets and properties, which shall include any such properties and assets owned by or titled in the name of an Acquired Company, being herein collectively referred to as the “Excluded Assets”):

     (a) all (i) cash and cash equivalents on hand at the Effective Time, wherever located, including bank balances and cash and cash equivalents in bank accounts, monies in the possession of any banks, savings and loans or trust companies and similar cash items on hand at the Effective Time, (ii) bank accounts of Seller and the Selling Subsidiaries and (iii) investment securities and other short- and medium-term investments, but excluding (A) escrow monies and funds held in trust (other than funds held in trust in connection with Seller Benefit Plans which are Excluded Assets), (B) security deposits in the possession of landlords, utility companies or Government Authorities, (C) customer prepayments (items (A), (B) and (C) collectively, “Cash Deposits”), and (D) cash or cash equivalents that are to be retained by certain Acquired Companies pursuant to this Agreement or the Cash Retention and Release Plan;
     (b) all refunds of Taxes to the extent that the Taxes being refunded relate to an Excluded Liability or an Excluded Asset or the right to receive such refund is not included as a Current Asset in the Final Closing Working Capital Statement;
     (c) all Tax Returns of Seller and the Selling Subsidiaries;
     (d) except as expressly provided in Section 5.4, all Seller Benefit Plans, including the Gems Sensors Pension and Life Assurance Plan (f/k/a the IMO Industries Pension and Assurance Plan) for employees at the GMS Facility located in Basildon, United Kingdom;
     (e) all supplies and inventory owned by Seller or any of the Selling Subsidiaries that are not Supplies or Inventory;
     (f) furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property owned or leased by Seller or any of the Selling Subsidiaries that are not Fixtures and Equipment;
     (g) the Seller Intellectual Property, except as set forth in the Intellectual Property License Agreement;
     (h) the computer hardware, stored data, computer software and documentation owned or licensed by Seller, an Acquired Company or any of the Selling Subsidiaries (i) not used or held for use in the Business, or (ii) listed in Section 2.2(h) of the Seller Disclosure Letter;
     (i) any rights or benefits pursuant to any insurance policies (intercompany, self-insurance or otherwise), except to the extent set forth in Section 5.24;
     (j) any causes of action, lawsuits, judgments, claims and demands of any nature that arose or arise or relate to events that occur prior to, at or following the Effective Time if the same arose, arise out of, or are related to, any of the Excluded Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise;
     (k) any governmental licenses, permits and approvals, including Environmental Permits, which (i) are not held by or in the name of an Acquired Company, or (ii) do not relate to the Business, or (iii) relate to the Business but their transfer is not permitted by Law;

     (l) any Books and Records that Seller or any of its Affiliates (excluding the Acquired Companies) are required to retain pursuant to Law or which relate to the Excluded Assets or the Excluded Liabilities, provided that Seller shall provide Buyer with reasonable access to any such Books and Records that relate to the Business, the Business Assets or the Acquired Companies for the purpose of making copies thereof, at Buyer’s sole cost and expense;
     (m) all letters of credit, including those posted with, or in favor of, any Governmental Authority to support Seller’s or any of its Affiliates’ financial responsibility or bonding requirements;
     (n) the Excluded Shares;
     (o) the real property and all leases and improvements thereto located at (i) 266 Industrial Drive, Hillsdale, MI, (ii) Auburn Hills, Michigan (Teleflex Fluid Systems, Inc.); (iii) Poligono Industrial Valdemuel, Avenida del Rodel 9, 50290, Epila, Spain; (iv) Avda Opel Espana SN, Industrial Valdemuel in Epila, Spain; and (v) Milton Keynes, England (TFX Group Limited);
     (p) except as set forth in the Transition Services Agreement, any rights to corporate resources and services provided to the Business (including to the Acquired Companies) by either Seller or any of its Affiliates (other than an Acquired Company), including (i) corporate legal counsel, (ii) corporate accounting, consolidation and financial reporting/taxes, (iii) treasury support, (iv) information technology, (v) insurance/risk management coordination, (vi) human resource management (including benefits administration and payroll) and (vii) environmental health and safety consultation;
     (q) the leases, contracts and rights listed in Section 2.2(q) of the Seller Disclosure Letter; and
     (r) the properties and assets listed in Section 2.2(r) of the Seller Disclosure Letter, located at the GMS Facilities.
     Section 2.3 Assumption of Assumed Liabilities. Except for any Excluded Liabilities, and subject to Section 2.4, from and after the Effective Time, Buyer shall assume from the Seller or the Selling Subsidiaries, as applicable, and fully pay, discharge, satisfy and perform in accordance with their terms, all debts, liabilities, or obligations (whether now existing or hereafter arising and whether arising out of occurrences, events or incidents occurring before, on or after the Effective Time and whether primary or secondary, direct or indirect, known or unknown, fixed or contingent), to the extent such debts, liabilities or obligations arise out of the Business as currently or previously conducted at the GMS Facilities by the Seller, any of the Selling Subsidiaries, or the GMS Assets (the “Assumed Liabilities”), including (to the extent that the same are not Excluded Liabilities) the following:
     (a) all of the debts, liabilities and obligations of Seller and the Selling Subsidiaries arising under or relating to the Contracts included in the GMS Assets;
     (b) all of the debts, liabilities and obligations assumed by Buyer pursuant to Section 5.4 and the other debts, liabilities and obligations relating to the GMS Employees;

     (c) all liabilities whether arising before, on or after the Effective Time with respect to all actions, suits, proceedings, disputes, claims (including products liability claims) or investigations that relate to the operation of the Business at the GMS Facilities or the GMS Assets, at law, in equity or otherwise, including all actions, suits, proceedings, disputes, claims or investigations set forth in Sections 3.7, 3.8, 3.9 and 3.16 of the Seller Disclosure Letter that are not listed in Section 2.4 of the Seller Disclosure Letter; and
     (d) third party claims relating to the operation of the Business at the GMS Facilities for product returns, exchanges and rejects or relating to services rendered as part of the Business.
     Buyer’s obligations under this Section 2.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.
     Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer is not assuming (directly or indirectly, by entity acquisition or an acquisition of shares) any, and Seller shall remain responsible for and Seller or the relevant Selling Subsidiary shall retain all, debts, liabilities and obligations (whether now existing or hereafter arising and whether arising out of occurrences, events or incidents occurring before, on or after the Effective Time and whether primary or secondary, direct or indirect, known or unknown, fixed or contingent) of Seller, the Selling Subsidiaries and the Acquired Companies (the “Excluded Liabilities”), to the extent such debts, liabilities or obligations arise out of the following:
     (a) any of the Excluded Assets;
     (b) all of the debts, liabilities and obligations of Seller and the Selling Subsidiaries arising under or relating to the Contracts not included in the GMS Assets;
     (c) any Indebtedness to the extent not included in the calculation of the Purchase Price pursuant to Section 2.5(a);
     (d) any debts, liabilities, obligations, accruals or accrued benefits arising under or relating to any Retained Benefit Plans (including Seller’s Pension Plans), including (i) any accruals or accrued benefits under such Retained Benefit Plans for the benefit of any Transferred Employee, (ii) any early retirement benefit or subsidy or any other subsidy required by such Retained Benefit Plans, and (iii) any early retirement benefit or subsidy provided by such Retained Benefit Plan as required by the collective bargaining agreement between Teleflex Automotive and the PACE Local 5-0524 union employees at the Van Wert, Ohio Facility as such collective bargaining agreement is in existence on the date hereof, but only with respect to service with Seller prior to the Effective Time;
     (e) [intentionally omitted]; and
     (f) any matter listed in Section 2.4 of the Seller Disclosure Letter.

     Seller’s obligations under this Section 2.4 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.
     Section 2.5 Purchase Price.
     (a) Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall (i) pay to Seller and the Selling Subsidiaries the aggregate purchase price of Five Hundred Sixty Million U.S. dollars ($560,000,000.00) in cash less the amount required to repay the Indebtedness of the Acquired Companies outstanding at the Effective Time (together, the “Purchase Price”), and (ii) assume the Assumed Liabilities.
     (b) If a party determines that it may be required by Law to withhold on account of Taxes with respect to a payment to be made hereunder to any Governmental Authority, such party shall provide the other party prompt written notice thereof (but, with respect to the payment of the Purchase Price, in no event less than two (2) Business Days prior to the Closing Date) and shall be permitted to so withhold and, provided that the amount so withheld is remitted to the Governmental Authority to whom such withheld amounts should be remitted, such withheld amount shall be treated as having been paid to such party. In the event, Buyer has a withholding obligation under Law in connection with the Adjustment Payment and Buyer’s obligation exceeds the amount which it is required to pay under Section 2.6 with respect to the Adjustment Payment, Buyer shall notify Seller of the amount of such excess and Seller shall be required, within three (3) Business Days of receipt of such notice, to pay to Buyer the amount of such excess, which amount Buyer shall be required to remit to the appropriate Governmental Authority as amounts withheld from a payment to Seller.
     Section 2.6 Post-Closing Adjustments.
     (a) Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a working capital statement setting forth the Net Working Capital of the Business as of the Effective Time (the “Closing Working Capital Statement”), which shall be derived from a balance sheet of the Business as of the Effective Time, prepared using accounting principles generally accepted in the United States consistently applied (“GAAP”), except for the use of accounting practices, principles and methodologies reflected in Section 2.6(a) of the Seller Disclosure Letter, and except that, notwithstanding the foregoing, there shall be excluded from the Closing Working Capital Statement all Excluded Assets and all Excluded Liabilities. Seller shall provide Buyer and its accountants full access to the Books and Records, any other information, including the work papers of its accountants, and to any employees, to the extent necessary for Buyer to prepare the Closing Working Capital Statement. All parties agree that following the Closing and prior to the determination of the Final Closing Working Capital Statement, neither of them shall alter or destroy any of the Books and Records on which the Closing Working Capital Statement is to be based.
     (b) Seller shall, within sixty (60) days after the delivery by Buyer of the Closing Working Capital Statement (“Seller’s Review Period”), complete its review of Net

Working Capital reflected on the Closing Working Capital Statement. Buyer shall provide Seller and its accountants full access to its Books and Records, any other information, including the work papers of its accountants, and to any employees, to the extent necessary for Seller to review the Closing Working Capital Statement and prepare the Seller’s Objection, if any. The Closing Working Capital Statement shall be binding and conclusive upon, and deemed accepted by, Seller and Buyer unless Seller shall have notified Buyer in writing prior to the expiration of Seller’s Review Period of any good faith objection thereto, which written objection can only be that Net Working Capital, as reflected on the Closing Working Capital Statement, is inaccurate, has not been prepared in accordance with Section 2.6(a) or contains mathematical errors on its face (the “Seller’s Objection”); provided, that Seller may not deliver more than one Seller’s Objection and may not amend its Seller’s Objection once it has been delivered to Buyer. The Seller’s Objection shall set forth a specific description of the basis of Seller’s Objection and the specific adjustments to Net Working Capital reflected on the Closing Working Capital Statement which Seller believes should be made. Notwithstanding the foregoing (i) any items not disputed in a valid Seller’s Objection shall be deemed to have been accepted by Seller and Buyer, (ii) Seller or Buyer, as the case may be, shall within five (5) Business Days of the date of the expiration of Seller’s Review Period make the Adjustment Payment required by Section 2.6(e) with respect to such undisputed items, and (iii) Seller and Buyer each agree that it shall not object to or otherwise challenge the Working Capital Amount.
     (c) If Buyer and Seller are unable to resolve all of their disputes with respect to the Closing Working Capital Statement within fifteen (15) days following Buyer’s receipt of Seller’s Objection to such Closing Working Capital Statement pursuant to Section 2.6(b), they shall refer their remaining differences to Ernst & Young (New York office) or another internationally recognized firm of independent public accountants as to which Buyer and Seller mutually agree (the “CPA Firm”) for decision, which decision shall be final and binding on the parties upon delivery of the written opinion set forth in sub-clause (iii) below. The procedure and schedule under which any dispute shall be submitted to the CPA Firm shall be as follows:
     (i) Within fifteen (15) days following the expiration of the period referred to in paragraph (c) above, Seller shall submit any unresolved portion of Seller’s Objection to the CPA Firm in writing (with a copy to Buyer), supported by any documents and/or affidavits upon which it relies.
     (ii) Within fifteen (15) days following Seller’s submission of the unresolved portion of Seller’s Objection as specified in sub-clause (i) above, Buyer shall submit its response to the CPA Firm in writing (with a copy to Seller), supported by any documents and/or affidavits upon which it relies.
     (iii) The CPA Firm shall deliver its written opinion within twenty (20) days following its receipt of the information provided for in sub-clause (ii) above, or such longer period of time as the CPA Firm determines is necessary, but not to exceed thirty (30) days. The scope of the disputes to be resolved by the CPA Firm is limited to the unresolved portion of the Seller’s Objection. Seller and Buyer shall make readily available to the CPA Firm all relevant Books and Records and any work papers (including those of the parties’ respective accountants) relating to the Closing Working Capital Statement and all other items reasonably requested by the CPA Firm.
     Any expenses relating to the engagement of the CPA Firm shall be allocated between Seller and Buyer so that Seller’s share of such costs shall be in the same proportion that (x) the aggregate amount of the disputed items submitted by Seller to the CPA Firm that are unsuccessfully disputed bears to (y) the total amount of all disputed items submitted by Seller to the CPA Firm; the remaining portion of such costs to be allocated to Buyer. Buyer and Seller shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Closing Working Capital Statement.
     (d) The Closing Working Capital Statement shall become final and binding on the parties upon the earliest of (i) if no Seller’s Objection has been given, the expiration of the Seller’s Review Period, (ii) agreement in writing by Buyer and Seller that the Closing Working Capital Statement, together with any modifications thereto agreed by Buyer and Seller, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Closing Working Capital Statement. The Closing Working Capital Statement, as submitted by Buyer if no timely Seller’s Objection has been given or as adjusted pursuant to any agreement between the parties, or as determined pursuant to the decision of the CPA Firm, is herein referred to as the “Final Closing Working Capital Statement.”
     (e) Within five (5) Business Days following the determination of the Final Closing Working Capital Statement, the net adjustment payment payable pursuant to this Section 2.6(e) (the “Adjustment Payment”) and interest thereon shall be paid by wire transfer of immediately available funds to a bank account designated by Buyer or Seller, as the case may be, to the extent such amount was not previously paid by Seller or Buyer, as the case may be, pursuant to Section 2.6(b). The Adjustment Payment shall be equal to: (x) Net Working Capital, as reflected on the Final Closing Working Capital Statement minus the Working Capital Amount. The Adjustment Payment shall be payable by Buyer to Seller if positive, and by Seller to Buyer if negative and shall be treated as an adjustment of the Purchase Price for Income Tax Purposes. The Adjustment Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment. Any adjustment or non-adjustment to the Purchase Price shall not form the basis for any claim for damages pursuant to this Agreement. The parties’ payment obligations under this Section 2.6 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements, and any right or alleged right of indemnification hereunder or for any other reason or under any other agreement.
     Section 2.7 Closing; Delivery and Payment.
     (a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Detroit office of Miller, Canfield, Paddock and Stone, PLC, at 10:00 a.m., Detroit, Michigan time, on the second (2nd) Business Day following the date on which all the conditions to Closing in Article VI are satisfied or waived, or on such other date or at such other time as may be mutually agreed upon in writing by Buyer and Seller (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”).
     (b) Delivery and Payment. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:
     (i) Buyer shall pay to Seller and the Selling Subsidiaries the respective part of the Purchase Price set forth opposite their respective names in the Closing Memorandum; such payments to be made in immediately available funds by wire transfer to the accounts designated in writing by Seller in the Closing Memorandum, the payment instructions of such wire transfer to be evidenced by a payment letter delivered by Buyer’s lender to Seller at Closing confirming the amount of the aggregate Purchase Price, such Closing Memorandum to be agreed between the parties not less than ten (10) Business Days prior to the Closing Date, and such accounts to be U.S. dollar accounts with banks located in New York, New York, or such other banks and currency denominations as mutually arranged by the parties and Buyer’s lender and set forth in the Closing Memorandum;
     (ii) Seller and the Selling Subsidiaries, as the case may be, shall deliver to Buyer, or to one or more Affiliates designated by Buyer, certificates evidencing the Shares that are certificated (duly endorsed in blank or with appropriate stock powers annexed thereto duly endorsed in blank, and with all necessary stock transfer tax stamps affixed thereto) and such other instruments of transfer, assignment, and conveyance, transfer agreements, transfer forms, amendments to articles of association or equivalent charter documents, powers of attorney, tax clearance and other certificates and forms, declarations of investment and disinvestment, and other instruments as are sufficient and effective to convey, transfer and assign to Buyer all right, title and interest in and to the Shares and as may be customary in the practice of the relevant jurisdictions, together with possession of such Shares, all such items to be duly executed, delivered, notarized and apostilled as necessary and to be in form and substance reasonably satisfactory to Buyer;
     (iii) Seller and the Seller Subsidiaries, as the case may be, shall deliver to Buyer, or to one or more Affiliates designated by Buyer, the Bill of Sale, the Assumption Agreement, the Conveyancing Documents, the GMS Intellectual Property Asset Transfer Agreement and such other deeds, instruments of transfer, assignment, and conveyance, powers of attorney, tax clearance and other certificates and forms, and other instruments as are sufficient and effective to convey, transfer and assign to Buyer all right, title and interest in and to the GMS Assets and as may be customary in the practice of the relevant jurisdictions, together with possession of such Shares, all such items to be duly executed, delivered, notarized and apostilled as necessary and to be in form and substance reasonably satisfactory to Buyer;

     (iv) Seller and the Selling Subsidiaries shall deliver to Buyer the Foreign Implementing Agreements and the other Ancillary Agreements, each duly executed, delivered, notarized and apostilled, as necessary;
     (v) Buyer shall deliver to Seller the Foreign Implementing Agreements and the other Ancillary Agreements, each duly executed, delivered, notarized and apostilled, as necessary;
     (vi) Buyer shall deliver to Seller the Assumption Agreement and such other instruments of assumption as are sufficient to assume all of the Assumed Liabilities as provided in this Agreement, all to be duly executed, delivered, notarized and apostilled as necessary and to be in form and substance reasonably satisfactory to Seller;
     (vii) Seller and the Selling Subsidiaries shall deliver to Buyer executed releases with respect to each Acquired Company, substantially in the form attached hereto as Exhibit N; and
     (viii) Seller and Buyer shall deliver, or cause to be delivered, each to the other, such documents and other deliveries as are required pursuant to Article V to be delivered at Closing and Article VI to be delivered at or prior to the closing.
     Section 2.8 Taxes and Fees. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, mortgage taxes, intangible taxes, documentary recording taxes, license and registration fees, notarial fees incurred in connection with the execution of any deed of transfer, and recording fees imposed by any Governmental Authority, if any, imposed upon the transfer of the Shares or the GMS Assets hereunder and the filing of any instruments (the “Transfer Taxes”) shall be borne equally by Buyer and Seller. Seller and Buyer shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.
     Section 2.9 Allocation of Purchase Price. The Purchase Price shall be allocated among the Seller and the Selling Subsidiaries on the basis of the relative fair market value of the Shares, the Business Assets and the Seller covenant not to compete described in Section 5.14. The initial allocation (the “Initial Allocation”) shall be prepared by Seller for the review and approval of Buyer within five (5) Business Days after the date hereof for the review and approval of Buyer. If within thirty (30) days after delivery of the Initial Allocation, Buyer notifies Seller in writing that Buyer objects to the allocation set forth in the Allocation, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days thereafter. In the event that Buyer and Seller are unable to resolve such dispute within such twenty (20) days, Buyer and Seller shall, within ten (10) days after such twenty (20) day period, submit such disputed items to the CPA Firm for resolution under the procedures set forth in Section 2.6(c). Additionally, Seller and Buyer agree that the portion of the Purchase Price allocated pursuant to the Initial Allocation to businesses where Seller or any Selling Subsidiary is selling assets (including sales of stock where section 338(h)(10) elections are being made) shall be further allocated (the “Asset Allocation”) among the GMS Assets sold by Seller or any Selling Subsidiary as required by Section 1060 of the Code on the basis of the fair market value of the respective assets. In addition, any Adjustment Payment shall be treated as a Purchase Price adjustment and allocated (the “Adjustment Allocation”) in a manner consistent with the Initial Allocation. The Asset Allocation and the Adjustement Allocation shall be prepared by Seller for the review and approval of Buyer within twenty (20) Business Days after the date on which the Final Closing Working Capital Statement is determined. If within thirty (30) days after delivery of such allocations, Buyer notifies Seller in writing that Buyer objects to the allocations, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days thereafter. In the event that Buyer and Seller are unable to resolve such dispute within such twenty (20) days, Buyer and Seller shall, within ten (10) days after such twenty (20) day period, submit such disputed items to the CPA Firm for resolution under the procedures set forth in Section 2.6(c). The final version of the Initial Allocation, the Asset Allocation and the Adjustment Allocation (the “Allocation”) shall become part of this Agreement for all purposes. Seller, the Selling Subsidiaries and Buyer agree to report, pursuant to Section 1060 of the Code and the regulations promulgated thereunder or any other similar provision under Law, as and when required, the Allocation of the Purchase Price, as adjusted hereunder, among the Shares, GMS Assets and the Seller covenant not to compete described in Section 5.14 in a manner entirely consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594). Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with such Allocation unless required to do so by Law.
     Section 2.10 Nonassignability of GMS Assets. Except for any Business Assets requiring a Material Consent, to the extent that the sale, assignment, lease, sublease, transfer, conveyance or delivery or attempted sale, lease, sublease, assignment, transfer, conveyance or delivery to Buyer, of any asset, contract, lease, license, right or property that would be a GMS Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed and Buyer shall pay the full Purchase Price at Closing without the sale, assignment, lease, sublease, transfer, conveyance or delivery of such asset (and the failure to obtain such authorization, approval, consent or waiver and the failure to sell, assign, convey or deliver such assets shall not constitute a breach of this Agreement by Seller), and this Agreement shall not constitute a sale, assignment, sublease, transfer, conveyance or delivery of such asset or an attempt thereof. In the event that the Closing proceeds without the transfer, sublease or assignment of any such asset, then following the Closing, the parties shall use commercially reasonable efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither Seller nor any of the Selling Subsidiaries shall be required to pay any consideration or compromise any rights not otherwise required by this Agreement to be compromised for any such authorization, approval, consent or waiver, other than filing, recordation or similar fees, which shall be reimbursed by Buyer. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to the Seller or the Selling Subsidiaries, as applicable, the benefits, including any indemnities, that it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 2.10 of any Contract included in the GMS Assets, Buyer shall perform for the benefit of the other Persons that are parties thereto the obligations of Seller or the Selling Subsidiaries, as applicable, thereunder and pay, discharge and satisfy any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Buyer, would be Assumed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, lease, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, leased, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall and shall cause the Selling Subsidiaries to assign, lease, sublease, transfer, convey or deliver such asset to Buyer at no additional cost to Buyer. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Buyer following the Closing pursuant to this Section 2.10, then Seller shall and shall cause the Selling Subsidiaries to enter into such arrangements with Buyer (including leasing, subleasing, sublicensing or subcontracting) to provide to the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder. Seller or the Selling Subsidiaries, as the case may be, shall pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller or the Selling Subsidiaries, as the case may be, in connection with their use of any asset (net of any Taxes and any other costs imposed upon Seller or the Selling Subsidiaries, as the case may be) in connection with the arrangements under this Section 2.10. Except as set forth in this Section 2.10, Buyer agrees that Seller and its Affiliates shall not have any liability whatsoever (including any liability under Article VIII) to Buyer or its Affiliates arising out of or relating to the failure to obtain any such authorizations, approvals, consents or waivers with respect to the GMS Assets that may be required in connection with the transactions contemplated hereby or because of the termination of any license, lease, contract, commitment, agreement or instrument as a result thereof. Notwithstanding anything to the contrary in this Section 2.10, unless Buyer otherwise provides written notice to Seller on the Closing Date, this Section 2.10 shall not apply to any GMS Asset subject to a Material Consent or to any GMS Asset to be assigned pursuant to the GMS Intellectual Property Asset Transfer Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     Section 3.1 Organization and Authority. Seller, each of the Acquired Companies and each of the Selling Subsidiaries has been duly incorporated or formed, are each validly existing and in good standing (or its equivalent under Law) under the laws of its jurisdiction of incorporation or formation, with the requisite power (corporate or otherwise) and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Each of the Acquired Companies is duly qualified to do business and is in good standing (or its equivalent under Law) under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Change. Seller and each of the Selling Subsidiaries have the full power (corporate or otherwise) and authority to enter into this Agreement, the Foreign Implementing Agreements or the Ancillary Agreements, as the case may be, and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. The Ancillary Agreements and the Foreign Implementing Agreements will be duly authorized, executed and delivered by the Seller or one or more Selling Subsidiaries, as applicable, and will constitute legal, valid and binding agreements of the Seller or the Selling Subsidiaries, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of the Seller, the Selling Subsidiaries or the Acquired Companies are necessary to authorize the Ancillary Agreements or the Foreign Implementing Agreements and the consummation of the transactions contemplated thereby. Seller has made available to Buyer complete and accurate copies of the organizational and governing documents, as currently in effect, of each of the Acquired Companies.
     Section 3.2 No Conflict. Neither the execution, delivery and performance of this Agreement and each Ancillary Agreement and Foreign Implementing Agreement to which Seller or a Selling Subsidiary is a party, nor compliance by Seller and the Selling Subsidiaries with the terms and provisions of this Agreement and each such Ancillary Agreement and Foreign Implementing Agreement, nor consummation of any of the transactions contemplated thereby, will violate (a) any provision of the certificate of incorporation or bylaws or other similar organizational document of Seller, any Acquired Company or any Selling Subsidiary; (b) any Law or any injunction, order or decree of any Governmental Authority to which Seller, an Acquired Company or a Selling Subsidiary is subject, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law, injunction, order or decree of any Governmental Authority, (c) except as described in Section 3.2 of the Seller Disclosure Letter, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, first refusal, amendment, acceleration or cancellation of any Material Contract, or (d) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets.
     Section 3.3 Financial Information. Section 3.3 of the Seller Disclosure Letter sets forth (a) audited combined balance sheets of the Business as at December 31, 2006 and December 25, 2005, and the related audited combined statements of income and cash flows for each of the fiscal years then ended, together with the report thereon of PricewaterhouseCoopers LLP, independent certified public accountants (the “Audited Financial Information”), and (b) an unaudited combined balance sheet of the Business as at July 1, 2007 and the related unaudited combined statement of income prepared by management for the six (6) month period then ended (the “Interim Financial Information” and, collectively with the Audited Financial Information, the “Financial Information”). The Financial Information (including all notes thereto) fairly presents in all material respects the financial condition, the results of operations and cash flow of the Business as at the respective dates of and for the periods referred to in such Financial

Information, and are complete and have been prepared from the Books and Records in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein), subject, in the case of Interim Financial Information, to normal recurring year-end adjustments, the absence of footnotes and statement of cash flows, and the use of the practices, principles and methodologies reflected in Section 2.6(a) of the Seller Disclosure Letter. Subject to Section 3.24 and Section 3.25, Seller makes no other representations with regard to the Financial Information. Buyer acknowledges that (a) the Interim Financial Information was prepared solely for the purpose of this Agreement and for the internal management purposes of Seller, (b) the Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Information and (c) the Financial Information includes allocations and estimates not necessarily indicative of the costs that would have resulted if the Business had been operated and conducted on a stand-alone basis as a separate entity during such periods or indicative of such costs that will result following the Closing.
     Section 3.4 Absence of Certain Changes or Events. Except as set forth in Section 3.4 of the Seller Disclosure Letter, since December 31, 2006, Seller, the Acquired Companies and the Selling Subsidiaries have conducted the Business in the ordinary and usual course and, other than in the ordinary and usual course, have not, with respect to the Business: (i) sold, assigned, pledged or otherwise transferred any Business Assets that are material to the Business as a whole; (ii) acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, which in any case is, individually or in the aggregate, material to the Business; (iii) made any capital expenditures or commitments for any capital expenditures relating to the Business other than (A) in accordance with the Business’ capital expenditures plan previously provided to Buyer in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $1,750,000 in the aggregate; (iv) terminated or materially and adversely amended any Material Contract; (v) suffered any material damage, destruction or other casualty loss; (vi) except for increases in the ordinary course of business and consistent with past practice, or, if required by Law, existing employment agreements or collective bargaining agreements, increased the compensation payable or to become payable by Seller, an Acquired Company or a Selling Subsidiary, as the case may be, to any of the Transferred Employees or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by Seller, an Acquired Company or a Selling Subsidiary, as the case may be, for or with any such Transferred Employees; (vii) made any change in any accounting method, practice or principle or in any system of internal accounting controls, other than as required by applicable accounting or regulatory authority applicable to the Business or (viii) entered into an agreement to do any of the foregoing.
     Section 3.5 Real Property.
     (a) Section 3.5(a) of the Seller Disclosure Letter sets forth a true and complete list of all GMS Real Property, Facilities and GMS Facilities that are owned by the Seller or a Selling Subsidiary and used in the Business (collectively, the “Seller-Owned Property”) and a true and complete list of all Real Property and Facilities that are owned by an Acquired

Company (collectively, the “Acquired Company-Owned Property” and, together with the Seller-Owned Real Property, the “Owned Real Property”). As of the Closing Date, the Owned Property will be owned by the Buyer or its Affiliate free and clear of all Encumbrances, except for Permitted Encumbrances.
     (b) Section 3.5(b) of the Seller Disclosure Letter sets forth a true and complete list of all leases related to the manufacturing, and material office and warehouse Facilities and GMS Facilities that are leased to Seller or a Selling Subsidiary for the benefit of the Business (the “Seller Leased Property”). Section 3.5(b) of the Seller Disclosure Letter sets forth a true and complete list of all leases related to the Real Property and Facilities that are leased to an Acquired Company (collectively, the “Acquired Company Leased Property” and, together with the Seller Leased Property, the “Leased Property”). Each Leased Property is leased pursuant to a lease (a “Lease”) that is in full force and effect and is enforceable against Seller, a Selling Subsidiary or an Acquired Company and, to Seller’s Knowledge, the other party or parties thereto, except as limited (a) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting creditors’ rights generally, and (b) by general principles of equity (regardless of whether enforcement is sought in equity or at law). Except as set forth in Section 3.5(b) of the Seller Disclosure Letter, true and complete copies of each Lease (including each material amendment, supplement or other modification thereto) have been made available to Buyer. Each of Seller, a Selling Subsidiary and an Acquired Company, as the case may be, leasing on behalf of the Business is not in breach in any material respect under any Lease. To Seller’s Knowledge, none of the other parties to any Lease is in breach in any material respect thereunder. None of Seller, a Selling Subsidiary and an Acquired Company, as the case may be, has received any written notice of termination of any Lease, whether as a termination for convenience or for default thereunder. Neither Seller, a Selling Subsidiary nor an Acquired Company has assigned any interest in a Lease to a third party.
     (c) Except as disclosed as Section 3.5(c) of the Seller Disclosure Letter or set forth in Section 2.2(o), the Owned Real Property and Leased Property consists of all real property owned or leased for the benefit of the Business.
     (d) None of the Owned Real Property is subject to a pending condemnation, expropriation, eminent domain or similar proceeding and, to Seller’s Knowledge, no such proceeding is pending or threatened against the Leased Property.
     (e) With respect to the Owned Real Property, (i) Seller, a Selling Subsidiary or an Acquired Company, as the case may be, has good and marketable indefeasible fee simple title, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) Seller, a Selling Subsidiary or an Acquired Company, as the case may be, has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, except as set forth in the Leases.
     (f) To Seller’s Knowledge, all buildings, structures, material fixtures and material building systems included in the Owned Real Property and Leased Property are in satisfactory condition and repair and adequate for the operation of the Business as currently conducted thereon.

     (g) To Seller’s Knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Owned Real Property and Leased Property have been installed and are in satisfactory operational condition and sufficient for the operation of the Business as currently conducted thereon.
     Section 3.6 Business Assets.
     (a) Except as set forth in Section 3.6 of the Seller Disclosure Letter or as otherwise expressly provided in this Agreement or the Ancillary Agreements, Seller, a Selling Subsidiary or an Acquired Company owns, leases or has the legal right to use all of the Business Assets (excluding the Transferred Real Property, which is the subject of Section 3.5 and Intellectual Property, which is the subject of Section 3.14) and has good title to (or in the case of leased Business Assets, valid leasehold interest in) all Business Assets (excluding the Transferred Real Property, which is the subject of Section 3.5, and Intellectual Property, which is the subject of Section 3.14). Except as set forth in Section 3.6 of the Seller Disclosure Letter and except for the Excluded Assets, the Business Assets, together with the rights granted to Buyer pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant hereto or thereto, will on the Closing Date: (i) constitute all of the assets necessary to conduct the Business in the same manner in all material respects as the Business is presently conducted; (ii) include all of the material operating assets of the Business; and (iii) be free and clear of all Encumbrances, except for Permitted Encumbrances.
     (b) Except as expressly reflected in the Financial Information or as set forth in Section 3.6 of the Seller Disclosure Letter, the tangible assets currently used in the Business which are included in the Business Assets (excluding the Transferred Real Property, which is the subject of Section 3.5), taken as a whole, are in satisfactory working and serviceable condition, subject to normal wear and tear and impairments of value that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change.
     Section 3.7 Litigation. Except as set forth in Section 3.7 of the Seller Disclosure Letter, as of the date hereof, there is no material action, suit, arbitration, or proceeding pending or, to Seller’s Knowledge, any material investigation pending or any threatened material action, suit, arbitration, proceeding or investigation (a) by or against Seller, an Acquired Company or a Selling Subsidiary with respect to the Business or the Business Assets or (b) that challenges, or is reasonably likely to have the effect of preventing, delaying or making illegal the purchase and sale of the Shares and the Business Assets. Seller has delivered to Buyer copies of all pleadings, material correspondence and other material documents in the possession or control of Seller that relate to each proceeding listed in Section 3.7 of the Seller Disclosure Letter. Except as set forth in Section 3.7 of the Seller Disclosure Letter, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against any of the Business Assets or against Seller, an Acquired Subsidiary or a Selling Subsidiary with respect to the Business.
     Section 3.8 Compliance with Law.

     (a) Except as set forth in Section 3.8(a) of the Seller Disclosure Letter, the Business is not being conducted in violation of any Law in any material respect. Except as set forth in Section 3.8 of the Seller Disclosure Letter, all governmental approvals, permits filings, concessions, authorizations, franchises, registrations and licenses required to conduct the Business and to own the Business Assets and the Shares (“Permits”) have been obtained (except where the failure to obtain such approvals, permits or licenses would not individually or in the aggregate have a Material Adverse Change).
     (b) Each material Permit is valid and in full force and effect. Except as set forth in Section 3.8(b) of the Seller Disclosure Letter neither Seller, any Selling Subsidiary nor any Acquired Company: (i) is in violation of or has failed to comply in any material respect with any term or requirement of any material Permit, and (ii) has received any unresolved written notice from any Governmental Authority regarding any actual, alleged or potential violation of or failure to comply in any material respect with any term or requirement of any material Permit.
     (c) Notwithstanding the forgoing, subject to Section 3.24 and Section 3.25, no representation or warranty is made under this Section 3.8 in respect of any (i) employee benefit matters which are addressed exclusively in Section 3.13, (ii) intellectual property matters which are addressed exclusively in Section 3.14, (iii) matters relating to Environmental Laws and Environmental Permits or the environmental condition of any of the Business Assets or the Facilities which are addressed exclusively in Section 3.16, and (iv) matters relating to Taxes which are addressed exclusively in Section 3.17.
     Section 3.9 Contracts. Section 3.9 of the Seller Disclosure Letter contains a complete and accurate list of all Contracts to which an Acquired Company, Seller or any Selling Subsidiary (with respect to the Seller and the Selling Subsidiary, to the extent the Contract is included in the GMS Assets) is a party as of the date hereof: (a) for the future sale of products or services by the Business and under which the Business could reasonably be expected to receive payments under a single Contract of more than $2,000,000 during the 12-month period following the date of this Agreement (for the purposes of this clause (a), all requirements contracts, LTAs and blanket purchase orders which are related to the same program component shall be considered collectively as a single “Contract”); (b) for the future purchase of products or services with expected payments in excess of $2,000,000 during the remaining term except for any such Contract that may be canceled, without any penalty or other liability to the Business in excess of $100,000, within one (1) year; (c) establishing or governing the management of any partnership, joint venture or similar arrangement, or acquisition or disposal of any joint ventures or similar arrangement, or involving a sharing of profits or losses with any other Person; (d) that require the Business to deal exclusively with the counterparty or that limit the ability of the Business to compete in any product or geographic market; (e) for the lease of any personal property involving annual lease payments in excess of $500,000 per year for any such Contract that may be canceled, without any penalty or other liability to the Business in excess of $100,000, within one (1) year; (f) relating to the purchase of any business or Person (or all or any substantial portion of the assets of any business, business unit, facility or Person) entered into within three (3) years from the date hereof; (g) relating to the sale or disposition of any material Business Assets (other than the sale of Inventory or obsolete or worn-out Business Assets replaced in the ordinary course of business consistent with past practice) entered into within three (3) years from the date hereof; (h) relating to any employment, consulting or similar agreement requiring payment by the Business of base annual fees or compensation in excess of $150,000 to any Person; (i) evidencing any Indebtedness; (j) a Contract with Seller, a Selling Subsidiary or any of their respective Affiliates, or any current or former director, officer, or employee of any of the foregoing, or any Affiliate or immediate family member of any such director, officer or employee, that will not be terminated without liability to the Business at or prior to the Closing; (k) any mortgage, pledge, security agreement, deed of trust or other document granting any Encumbrance (other than any Permitted Encumbrances) upon any Business Assets (including Encumbrances upon properties acquired under conditional sales, capital lease or other title retention or security devices); (l) any Contract entered into in connection with any settlement of any legal proceeding involving unfulfilled or pending payments by the Business in excess of $100,000; and (m) providing for capital expenditures after the date hereof in excess of $500,000, individually. The Contracts listed (or required to be listed) in Section 3.9 of the Seller Disclosure Letter are referred to collectively herein as the “Material Contracts.” Each Material Contract is, as of the date hereof, valid and is in full force and effect in accordance with the terms of such Material Contract. True and complete copies of each Material Contract (including each material amendment, supplement or other modification thereto) have been made available to Buyer. Except as set forth in Section 3.9 of the Seller Disclosure Letter, there is no material default or claim of material default under any Material Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material breach or material default by Seller, an Acquired Company or any Selling Subsidiary or, to Seller’s Knowledge, any other party thereto under any Material Contract, or would permit modification, acceleration, or termination of any Material Contract, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets.
     Section 3.10 Consents and Approvals. The execution, delivery and performance of this Agreement, the Foreign Implementing Agreements and the Ancillary Agreements by Seller and the Selling Subsidiaries, as the case may be, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth in Section 3.10 of the Seller Disclosure Letter, (b) for the notification requirements of the HSR Act, (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Seller and the Selling Subsidiaries of the transactions contemplated by this Agreement, the Foreign Implementing Agreements and the Ancillary Agreements and (d) as may be necessary as a result of facts or circumstances relating solely to Buyer.
     Section 3.11 Acquired Company Capital Stock. The authorized and issued capital stock (or equivalent equity interests) of each Acquired Company is as set forth in Section 3.11 of the Seller Disclosure Letter. Seller, the Acquired Companies and the Selling Subsidiaries (considered collectively) are the record legal and beneficial owners of all of the Shares, except as set forth on Section 3.11 of the Seller Disclosure Letter. The Shares owned by Seller, a Selling Subsidiary or another Acquired Company have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth in Section 3.11 of the Seller Disclosure Letter, none of the Shares owned by Seller, a Selling Subsidiary or another Acquired Company is subject to any shareholders’ agreements, voting trusts or proxies, with respect to the voting thereof and there are no outstanding warrants, options, rights, convertible or exchangeable securities or other Contracts (other than this Agreement) pursuant to which Seller, an Acquired Company or a

Selling Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any Shares. Seller, the Acquired Companies and the Selling Subsidiaries (considered collectively) are and will be on the Closing Date the record and beneficial owners and holders of the Shares owned by each of them, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale, option, pledge or transfer of any equity securities or other securities of any Acquired Company. None of the Shares was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Law. Except as set forth in Section 3.11 of the Seller Disclosure Letter, no Acquired Company has any subsidiary and does not own any shares of capital stock or other securities of any other Person.
     Section 3.12 Labor Matters and Collective Bargaining Agreements.
     (a) Except as set forth in Section 3.12 of the Seller Disclosure Letter, as of the date hereof, (i) neither Seller, any Acquired Company nor Selling Subsidiary is a party to, or bound by, any material labor agreement or collective bargaining agreement respecting the Transferred Employees, nor is there pending, or to Seller’s Knowledge, threatened, any material strike, walkout or other work stoppage or any union organizing effort by or with respect to the Transferred Employees; (ii) to the Seller’s Knowledge, in the prior three (3) year period, no labor organization or group of employees of the Business has filed any representation petition or made any written demand for recognition; (iii) no labor strike, work stoppage, slowdown, or other material labor dispute involving the Business is underway or, to Seller’s Knowledge, threatened; and (iv) to Seller’s Knowledge, there is no material workers’ compensation liability, experience or matter involving the Business.
     (b) Except as listed in Section 3.12(b) of the Seller Disclosure Letter and except for those Transferred Employees subject to collective bargaining agreements set forth in Section 3.12(a)(i) of the Seller Disclosure Letter, all Transferred Employees of the Business located in the United States are employees-at-will, may be terminated at any time in accordance with the written policies of the Business for any lawful reason or for no reason, and are not entitled to employment by virtue of any oral or written Contract, employer policy, or otherwise.
     Section 3.13 ERISA Plans.
     (a) All benefit plans, contracts or arrangements maintained for the benefit of Transferred Employees, including “employee benefit plans” within the meaning of Section 3(3) of ERISA and plans of deferred compensation, but excluding the Foreign Plans (the “Benefit Plans”), are listed in Section 3.13(a) of the Seller Disclosure Letter. True and complete copies of any Benefit Plans, including any trust instruments and insurance contracts forming a part of any such Benefit Plans, and all amendments thereto have been provided or made available to Buyer.
     (b) Except as would not, either individually or in the aggregate, have a Material Adverse Change:
     (i) No Business Asset is subject to any Encumbrance under ERISA Section 302(f) or Code section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

     (ii) Neither Seller nor any other employer (an “ERISA Affiliate”) that is, or was at any time after January 1, 2000, together with the Seller, treated as a “single employer” under section 414(b), 414(c) or 414(m) of the Code, has incurred any liability under Section 4062, 4063, 4064 or 4069 of ERISA which could subject Buyer or any Business Asset to such liability.
     (iii) Neither Seller nor any ERISA Affiliate, while an ERISA Affiliate, has any currently outstanding withdrawal liability, within the meaning of Section 4201 of ERISA, or any currently outstanding contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which liability could reasonably be expected to become a liability of Buyer, or to impose any Encumbrance. There are no outstanding contributions due to any such multiemployer plan.
     (iv) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, maintained for the benefit of Transferred Employees (the “Plans”) are in compliance with ERISA, to the extent applicable, and their terms. There is no material pending or threatened litigation relating to the Plans. There are no outstanding contributions due to the Plans.
     (v) The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal Income Taxes and no determination letter with respect to any Pension Plan has been revoked nor, to Seller’s Knowledge, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect that to Seller’s Knowledge would adversely affect its qualification.
     (c) All material benefit plans, contracts or arrangements currently covering Transferred Employees, which would be described in (a) above, but for the fact that such plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority), are listed in Section 3.13(c) of the Seller Disclosure Letter (the “Foreign Plans”), and a true and complete copy of each Foreign Plan (other than those required by Law) constituting part of the Business Assets has been provided or made available to Buyer.
     (d) Except as would not, either individually or in the aggregate, have a Material Adverse Change, except as set forth in Section 3.13(c) of the Seller Disclosure Letter:
     (i) Each of the Foreign Plans has obtained from the government or governments having jurisdiction with respect to such plan any required determinations that such plans are in compliance with the laws and regulations of any government.
     (ii) To Seller’s Knowledge, there are no pending investigations by any Governmental Authority involving the Foreign Plans, no claims pending or, to

Seller’s Knowledge, threatened (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan, other than benefits payable in the ordinary course of the operations of the Foreign Plans.
     Section 3.14 Intellectual Property.
     (a) Set forth in Section 3.14(a) of the Seller Disclosure Letter is a list, as of the date hereof, of all Patents, Trademarks, registered Copyrights, Domain Names and all registration applications for the same, included in the Intellectual Property owned by Seller, a Selling Subsidiary or an Acquired Company and which are included in the Business Assets, specifying as to each item, as applicable:
     (i) the owner of record;
     (ii) the jurisdiction in which the item is issued or registered or which any application for issuance or registration has been filed;
     (iii) the respective issuance, registration or application number of such item;
     (iv) the date of application and issuance or registration of the item;
     (v) its current status; and
     (vi) for material Domain Names, its registrant, the administering register, registration and expiration date, and whether it is active.
     (b) All registrations of all Intellectual Property have been obtained in accordance in all material respects with all applicable legal requirements and are currently in effect in accordance with all applicable legal requirements.
     (c) Section 3.14(c) of the Seller Disclosure Letter sets forth a true and complete list of (indicating by title and parties thereto) all written material licenses, sublicenses, consents and other agreements (i) by which Seller, Selling Subsidiary or an Acquired Company is authorized to use any of the Intellectual Property (other than any end-user, non-exclusive licenses of off-the-shelf computer programs) which is included in the Business Assets, and (ii) by which Seller, a Selling Subsidiary or an Acquired Company licenses or otherwise authorizes a third party to use any Intellectual Property owned by Seller, a Selling Subsidiary or an Acquired Company (the “IP Contracts”). To Seller’s Knowledge, each IP Contract, as of the date hereof, is valid and is in full force and effect in accordance with the terms of such IP Contract. The rights licensed under the IP Contracts shall be exercisable by the Buyer on and after the Closing to the same extent as by the Seller, a Selling Subsidiary or an Acquired Company. Except as set forth in Section 3.14(c) of the Seller Disclosure Letter, there is no material default or claim of material default under any IP Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by Seller, a Selling Subsidiary or an Acquired Company or, to Seller’s Knowledge, any other party thereto under any IP Contract, or would permit modification, acceleration, or termination of any IP Contract. To Seller’s Knowledge, with the exception of any Intellectual Property reaching its statutory term, no loss or expiration of any Intellectual Property licensed to the Seller, Selling Subsidiary or an Acquired Company under any IP Contract is pending, reasonably foreseeable or threatened.
     (d) Except as set forth in Section 3.14(d) of the Seller Disclosure Letter, there are no claims or proceedings pending, or to Seller’s Knowledge, threatened, which relate to the use or infringement of any of the material Intellectual Property used in the operation of the Business and neither Seller, any Selling Subsidiary nor any Acquired Company has received any written notice from any other Person challenging its right to use any of the material Intellectual Property used in the operation of the Business which remains outstanding. Except for as set forth in Section 3.14(d) of the Seller Disclosure Letter, neither Seller, a Selling Subsidiary nor an Acquired Company has any pending claim that any Person has violated or infringed any of the material Intellectual Property used in the operation of the Business.
     (e) To the Seller’s Knowledge, except as set forth in Section 3.14(e) of the Seller’s Disclosure Letter, none of the products, services (including services offered to any users of the websites of the Seller, a Selling Subsidiary or an Acquired Company), methods, processes, or other technology or content, or any other Intellectual Property, developed, used, leased, licensed, displayed, published, sold, imported, or otherwise distributed, or otherwise commercially exploited by or for the Seller, a Selling Subsidiary or an Acquired Company with respect to the Business, nor any other activities or operations of the Seller, a Selling Subsidiary or an Acquired Company with respect to the Business, in any material respect, infringes upon, misappropriates or violates the Intellectual Property of any third party, and Seller, any Selling Subsidiary or an Acquired Company has not received any unresolved written notice or claim asserting that any such infringement, misappropriation or violation is occurring. To Seller’s Knowledge, no third party is, in any material respect, misappropriating, infringing, diluting or violating any material Intellectual Property.
     (f) Except as set forth in Section 3.14(f) of the Seller Disclosure Letter, Seller, a Selling Subsidiary or an Acquired Company owns all right, title and interest in and to, or has a license, sublicense or permission to use, all of the material Intellectual Property used in the operation of the Business, free and clear of all Encumbrances (other than Permitted Encumbrances) (it being acknowledged and agreed that any representation or warranty regarding infringement, misappropriation or violation of any intellectual property rights of any third party is the subject of Section 3.14(e) and not this Section 3.14(f). Except as set forth in Section 3.14(f) of the Seller Disclosure Letter, the Business Assets include all Intellectual Property necessary to the operation of the Business in all material respects as conducted on the date hereof and as will be conducted on the Closing Date, free and clear of all Encumbrances (other than Permitted Encumbrances).
     (g) To the Seller’s Knowledge, the Seller, Selling Subsidiary or an Acquired Company have taken reasonable steps to protect their respective rights in the Intellectual Property used by Seller, Selling Subsidiary or an Acquired Company in the operation of the Business and to maintain the confidentiality of Trade Secrets. To the Seller’s Knowledge, except as may be set forth in Section 3.14 of the Seller Disclosure Letter, neither Seller, Selling

Subsidiary nor an Acquired Company has disclosed, nor is any of them under any contractual or other obligation to disclose, to another person any of the material trade secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and to Seller’s Knowledge, no person had materially breached any such agreement or undertaking.
     (h) Except as would not have or be reasonably expected to have, individually or in the aggregate, a Material Adverse Change, since January 1, 2004, there have been no settlements, consents, judgments or orders to which the Seller or the Selling Subsidiaries are a party or with respect to which such parties are bound that restrict the rights of the Seller, the Selling Subsidiaries or the Acquired Companies to use any material Intellectual Property used in the operation of the Business, or permit third parties to use any such Intellectual Property other than on behalf of the Seller, the Selling Subsidiaries or the Acquired Companies.
     (i) The representations and warranties contained in this Section 3.14 shall be the exclusive representations and warranties with respect to Intellectual Property matters and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to Intellectual Property matters.
     Section 3.15 Brokers and Finders. Except for the retention of Goldman, Sachs & Co., the fees and expenses of which will be paid by Seller in accordance with Section 9.6, Seller has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 3.16 Environmental Representations. To Seller’s Knowledge, except as disclosed in Section 3.16 of the Seller Disclosure Letter:
     (a) The Business Assets and each of the Acquired Companies are in material compliance with all applicable Environmental Laws and all material permits, certifications, licenses, approvals, registrations and authorizations required by Environmental Laws (“Environmental Permits”). There are no material claims or proceedings pending or, to Seller’s Knowledge, threatened against Seller, any Acquired Company or any Selling Subsidiary under any Environmental Law, and neither Seller, any Acquired Company nor any Selling Subsidiary has any material liabilities (whether accrued, absolute, contingent, matured, or not matured) under any Environmental Permit or Environmental Law.
     (b) Neither Seller, any Acquired Companies nor any Selling Subsidiaries have received in connection with the Business Assets or any previous conduct of any Acquired Company any unresolved written notice of any citation, summons, order, complaint, penalty, claim, investigation or review by any Governmental Authority (i) with respect to any alleged violation by Seller, a Selling Subsidiary or an Acquired Company of any Environmental Law, (ii) with respect to any alleged failure of Seller, a Selling Subsidiary or an Acquired Company to have any Environmental Permit or (iii) with respect to any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.
     (c) Seller has made available to Buyer copies of all “Phase I” and “Phase II” or similar environmental site assessments in the possession or control of Seller, any Acquired

Company or Selling Subsidiary and copies of any studies relating to environmental conditions at the Facilities, that were prepared by Seller or by third parties during the five (5) year period ending on the date hereof.
     (d) (i) There have not been any releases of Hazardous Substances by Seller, any Selling Subsidiary or any Acquired Company on, from, or at the Owned Property or on, from, or at the Leased Property or any other locations, that have resulted in, or would otherwise be reasonably likely to form the basis of, a material claim against the Seller, an Acquired Company or a Selling Subsidiary, or has required, or would otherwise be likely to require, remediation by the Seller, an Acquired Company or a Selling Subsidiary pursuant to Environmental Law, (ii) no property now or previously owned, operated or leased by any Acquired Company is listed on the National Priorities List or on CERCLIS (each promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended) or any similar list under any other Environmental Law, and (iii) there are not now any underground storage tanks located in or under the Owned Property or the Leased Property.
     (e) The representations and warranties contained in this Section 3.16 shall be the exclusive representations and warranties with respect to environmental matters (including environmental liabilities or obligations, Environmental Laws, Environmental Permits and Hazardous Substances) and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to environmental matters.
     (f) Matters referred to in the Environmental Reports shall be deemed disclosed for purposes of Section 3.16 to the extent such matters are identified in such Environmental Reports with reasonable particularity or are the apparent, direct and natural consequences of such matters. For purposes of example only: (i) an Environmental Report that describes the presence or former presence of an underground storage tank at a facility does not have the effect of disclosing releases from that storage tank unless such report specifically states that releases are likely to have occurred, but, where a release from a tank is specifically identified, the disclosure would have the effect of disclosing the possibility of continued migration of contaminants resulting from such release; and (ii) an Environmental Report that describes past land uses of a Facility does not have the effect of disclosing conditions of contamination resulting from such past land uses, but, where a condition of contamination is identified with reasonable particularity, the disclosure does have the effect of disclosing the possibility of continued migration of such contamination.
     Section 3.17 Taxes. Except as set forth in Section 3.17 of the Seller Disclosure Letter:
     (a) Seller has filed or caused to be filed (within any applicable extension periods) all material Tax Returns required to be filed with respect to the Acquired Companies and has paid, or caused to be paid, all material Taxes shown to be due on such Tax Returns. Each such Tax Return is accurate and complete in all material respects. No presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to any Acquired Company for any Tax.

     (b) None of the Acquired Companies has any agreement with any Person regarding the filing of Tax Returns or relating to the sharing of Tax benefits or liabilities with such Persons. No federal, state, local or non-U.S. Tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to the Acquired Companies. None of the Acquired Companies has received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where none of the Acquired Companies have filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed or assessed by any Tax authority with respect to the Acquired Companies. None of the Acquired Companies has ever been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. federal Income Tax Returns, a group of which Seller was the common parent. The aggregate unpaid Taxes of the Acquired Companies do not and will not exceed the amount reserved for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Interim Financial Information (for that point in time) and on the Final Closing Working Capital Statement (for that point in time), respectively. The Acquired Companies have timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law). No claim has ever been made by a Tax authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any such Acquired Company is or may be subject to taxation by that jurisdiction.
     (c) None of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted, or would result, in a payment that would not be fully deductible, as a result of Sections 280G or 162(m) of the Code or any similar provision of non-U.S., state, or local Law.
     (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Business Assets. No property of the Acquired Companies is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g) of the Code.
     (e) None of the Acquired Companies is a party to any lease made pursuant to Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.
     (f) None of the Acquired Companies will be required to include any item of income or gain in, or exclude any item of deduction or loss from taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or prior to the Closing Date; (iii) installment sale made on or prior to the Closing Date; or (iv) the use of the cash, modified cash or modified accrual method of accounting.

     (g) There are no tax rulings or requests for ruling relating to any of the Acquired Companies that could affect the liability for Taxes of such entities for any period after the Closing Date.
     (h) There are no powers of attorney (that are currently in force) which have been granted with respect to Income Taxes of any of the Acquired Companies.
     Section 3.18 Accounts Receivable. All Accounts Receivable, except for receivables from employees, represent bona fide sales of goods or services made in the ordinary course of business by Seller, the Selling Subsidiaries or the Acquired Companies. Seller, the Selling Subsidiaries and the Acquired Companies (a) have performed all of their respective material obligations concerning the goods or services to which such Accounts Receivable relate other than obligations relating to warranties and guarantees made in connection with goods sold which remain in force, and (b) are legally entitled to collect such Accounts Receivable in accordance with their terms, subject to the reserves for Accounts Receivable set forth in the Financial Information, as of the date hereof, or the Final Closing Working Capital Statement, as of the Closing Date (which reserves are calculated consistent with past practice). There is no material contest, claim, defense or assertion of a right of setoff, other than returns in the ordinary course of business of Seller, a Selling Subsidiary or an Acquired Company, as the case may be, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. As of the Closing Date, there shall not have been a material adverse change in the composition of the Accounts Receivable in terms of aging as compared to the composition of the Accounts Receivable in terms of aging in the Accounts Receivables aging report “AR Aging Summary July v2-1” created on October 11, 2007 and provided to the Buyer.
     Section 3.19 Inventory. Except as set forth in Section 3.19 of the Seller Disclosure Letter, the Inventory, in all material respects, is usable and saleable in the ordinary course of business and exists in quantities which do not materially exceed levels which are reasonable in the present circumstances of the Business, subject to reserves for obsolete and slow-moving Inventory, all of which have been written off or written down to net realizable value or reserved for in the Financial Information, as of the date hereof, or the Final Closing Working Capital Statement, as of the Closing Date, as the case may be, in accordance with GAAP consistently applied. Each item of Inventory has been valued at the lower of cost or market by an average cost method in accordance with GAAP consistently applied.
     Section 3.20 Material Suppliers and Customers. Since December 31, 2006, no customer accounting for more than the equivalent of $9,000,000 in annual sales over the past twelve (12) months, and no supplier accounting for more than the equivalent of $9,000,000 in annual purchases over the past twelve (12) months has terminated its relationship with the Business or materially reduced the aggregate value of its annual transactions with the Business, or given written notice to Seller, any Selling Subsidiary or any Acquired Company of its intention to do any of the foregoing.
     Section 3.21 Product Liability and Warranty.

     (a) Except as set forth in Section 3.21 of the Seller Disclosure Letter, to Seller’s Knowledge or except as would not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Change, since January 1, 2005, (i) no defect or deficiency exists in any of the products manufactured, processed, sold and delivered by Seller or any Selling Subsidiary related to the Business or by any Acquired Company that would, if determined adversely to the Business, give rise to any liabilities or claims by any Person for breach of warranty, product liability, recall, negligence, or similar liabilities or claims, (ii) each product manufactured, sold and delivered by Seller or any Selling Subsidiary related to the Business or by any Acquired Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and (iii) Seller and each Selling Subsidiary and Acquired Company has no liability for replacement or repair thereof or other damages in connection therewith, subject only to the amount of the reserve for product warranty claims reflected in the Interim Financial Information or the Net Working Capital on the Final Closing Working Capital Statement.
     (b) Except as set forth in Section 3.21 of the Seller Disclosure Letter, since January 1, 2005, none of Seller, the Selling Subsidiaries or the Acquired Companies has received any written notice asserting any material claim for breach of warranty, product liability, recall, negligence, or similar liability involving any service provided or any product of the Business that was designed, manufactured, serviced, produced, modified, distributed and sold by Seller, any Acquired Company or any Selling Subsidiary, except to the extent and in the amount reserved therefor in the Interim Financial Information or the Net Working Capital on the Final Closing Working Capital Statement.
     Section 3.22 Book and Records. The books of account and other financial Records of Seller, the Selling Subsidiaries and the Acquired Companies, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Acquired Companies, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.
     Section 3.23 Insurance. Section 3.23 of the Seller Disclosure Letter contains a true and complete list of all current policies or binders of all risk property, general liability, product liability, umbrella/excess liability, workers’ compensation, motor vehicle, fiduciary liability and other casualty and property insurance maintained by Seller, the Selling Subsidiaries or any Acquired Company for the benefit of the Business or any other fiduciary of the Business. With respect to each such insurance policy or binder: (i) Section 3.23 of the Seller Disclosure Letter sets forth policy type (e.g., whether such policy is occurrence-based), the policy number, applicable deductible levels, policy periods and limits of coverage; (ii) the policy is legal, valid, binding, enforceable, and in full force and effect against the Seller, Selling Subsidiary or Acquired Company, as applicable, and, to Seller’s Knowledge, against the other Persons party thereto except as limited (a) by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting creditors’ rights generally, and (b) by general principles of equity (regardless of whether enforcement is sought in equity or at law); (iii) none of the Selling

Subsidiaries, any Acquired Company or any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Seller’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Section 3.23 of the Seller Disclosure Letter describes any self-insurance arrangements affecting the Business. Except as set forth on Section 3.23 of the Seller Disclosure Letter, in the last two (2) years, none of Seller, the Selling Subsidiaries and the Acquired Companies has received written notice of cancellation or termination, other than in connection with normal renewals, of any of the insurance policies or binders listed on Section 3.23 of the Seller Disclosure Letter.
     Section 3.24 No Undisclosed Liabilities. Except as set forth in Section 3.24 of the Seller Disclosure Letter, there are no liabilities of Seller or a Selling Subsidiary with respect to the Business or of an Acquired Company, with the exception of: (i) liabilities or obligations in the amount reflected or reserved against in the balance sheet included in the Interim Financial Information (the “Latest Balance Sheet”) that are required by GAAP to be set forth thereon, (ii) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (iii) liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iv) liabilities of a nature not required by GAAP to be set forth on a balance sheet, (v) performance obligations under Contracts listed in Section 3.9 of the Seller Disclosure Letter (or not required to be listed therein due to the applicable dollar thresholds) and (vi) Excluded Liabilities. Except as set forth on Section 3.24 of the Seller Disclosure Letter or on the Latest Balance Sheet, there is no outstanding Indebtedness.
     Section 3.25 Disclosure. Seller does not have Knowledge of any Change that, either individually or when aggregated with other Changes, would have or would be reasonably likely to have, a Material Adverse Change that has not been set forth in this Agreement or the Seller Disclosure Letter.
     Section 3.26 Additional Foreign Representations and Warranties. Each of the representations and warranties set forth in Appendix F is incorporated in full into the respective Section as designated thereon. Each of the representations and warranties set forth in Appendix G is incorporated in full into this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     Section 4.1 Organization and Authority of Buyer. Buyer has been duly incorporated, is validly existing and is in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Buyer has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. The Ancillary Agreements will be duly authorized, executed and delivered by the Buyer and will constitute legal, valid and binding agreements of the Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no other proceedings on the part of the Buyer are necessary to authorize the Ancillary Agreements and the consummation of the transactions contemplated thereby.
     Section 4.2 No Conflict. Neither the execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is a party, nor compliance by Buyer with the terms and provisions of this Agreement and each such Ancillary Agreement will violate (a) any provision of the certificate of incorporation or by-laws or other similar organizational document of Buyer; (b) any Law or any injunction, order or decree of any Governmental Authority to which Buyer is subject, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law, injunction, order or decree of any Governmental Authority, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material contract, or result in the creation of any encumbrance on any assets of Buyer.
     Section 4.3 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth in Section 4.3 of the Buyer Disclosure Letter, (b) for the notification requirements of the HSR Act, (c) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements and (d) as may be necessary as a result of facts or circumstances relating solely to Seller.
     Section 4.4 Brokers and Finders. Except for the retention of such Persons, the fees and expenses of which will be paid by Buyer in accordance with Section 9.7, Buyer has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 4.5 Financial Capability. Buyer will have sufficient funds or capital commitments in place to purchase the Shares and the GMS Assets and assume the Assumed Liabilities on the terms and conditions contained in this Agreement on the Closing Date.
     Section 4.6 Regulatory Matters. Buyer is not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Authority that might materially affect its or Seller’s or a Selling Subsidiary’s ability to have any permit or license transferred or reissued to Buyer as contemplated by this Agreement or otherwise to consummate any of the transactions contemplated by this Agreement and the Ancillary Agreements.
     Section 4.7 Investment. Buyer is acquiring the Shares solely for the purpose of this investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act.
     Section 4.8 Litigation. There is no suit, investigation, action or other proceeding pending or, to Buyer’s Knowledge, threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against Buyer which would materially restrict or limit the ability of Buyer to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.
     Section 4.9 Buyer’s Knowledge. Except as set forth on Section 4.9 of the Buyer Disclosure Letter Buyer has no Knowledge of any inaccuracy in the representations and warranties of Seller or any matter which would give rise to a right to assert a claim for a breach of a representation and warranty of Seller pursuant to Section 8.2(a)(i).
     Section 4.10 Buyer Benefit Plans. Within a reasonable time prior to the Closing Date to enable Seller and/or Buyer to consult representatives of the UK Employees, Buyer shall provide Seller information related to the employee benefit plans and programs of Buyer and its Affiliates, sufficient to meet the requirements of regulation 13 of the UK Regulations, in which it is proposed that UK Employees will initially participate. By the Closing Date, Buyer shall provide Seller with written details of any measures it proposes to take in respect of the UK Employees for the purpose of regulation 13 of the UK Regulations.
ARTICLE V
CERTAIN COVENANTS OF SELLER AND BUYER
     Section 5.1 Access and Information.
     (a) Seller shall permit Buyer and its representatives, after the date of this Agreement until the Closing, to have reasonable access, during regular business hours and upon reasonable advance notice, to (i) the Transferred Real Property (subject to Seller’s right to have its representatives accompany Buyer’s representatives and subject to other reasonable rules and regulations of Seller), including the right to perform reasonable “Phase I” environmental site assessments; provided, however, Buyer shall not be permitted to perform any “Phase II” environmental site assessments or other testing, sampling or investigations without Seller’s prior written consent, which consent shall be granted in Seller’s sole discretion, (ii) the offices, facilities, properties and the financial, accounting and other books and records of Seller, the Acquired Companies and Selling Subsidiaries relating to the Business and (iii) the appropriate management personnel of Seller, the Acquired Companies and the Selling Subsidiaries and the accountants, auditors and agents thereof and (iv) key employees of the Business to discuss employment by Buyer of such employees after the Closing. Seller shall furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Business as Buyer shall from time to time reasonably request for the purpose of verifying the accuracy of the representations and warranties of Seller hereunder. It is expressly understood by the parties hereto that, notwithstanding the provisions of this Section 5.1, Seller, in its reasonable discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties or possible waivers of any applicable attorney-client privileges (provided however that all environmental reports and reviews pertaining to the Business or any of the assets thereof shall be made available to Buyer as the potential successor to Seller’s interest therein notwithstanding otherwise applicable or potentially applicable claims of confidentiality agreements with third parties or possible waivers of any applicable attorney-client or other privileges), (ii) to any formulae, recipes, know-how, operating instructions or other proprietary knowledge of Seller or any of its Affiliates with respect to the products, materials and services used in or produced by the Business; or (iii) in the event Buyer is in material breach of this Agreement. It is further understood that Seller shall be under no obligation to grant Buyer or its representatives access to the extent that such access would, under the circumstances, interfere with Seller’s or its Affiliates’ operations, activities or employees, or if such access would, in the reasonable judgment of Seller, violate applicable antitrust or similar laws. With respect to any parties with which Seller, any Selling Subsidiary or any Acquired Company has a direct or indirect contractual relationship, and any Governmental Authorities with jurisdiction over or that regulates Seller, any Selling Subsidiary, any Acquired Company, the Business, the Facilities or the Transferred Real Property, Buyer shall not make any independent inquiry with respect to Seller, any Selling Subsidiary, any Acquired Company, the Business, the Facilities or the Transferred Real Property without Seller’s prior written consent and, to the extent Seller consents thereto, all such inquiries shall be conducted jointly by Buyer and Seller.
     (b) All information provided or obtained pursuant to clause (a) above shall be held by Buyer in accordance with, and subject to the terms of, and shall constitute “Evaluation Material” under, the Confidentiality Agreement, dated June 19, 2007, between Buyer and Seller (the “Confidentiality Agreement”). The parties hereby agree that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall survive from the date hereof until the Closing, and if the Closing shall occur the Confidentiality Agreement will terminate at the Closing.
     (c) In addition to the above, to effectuate the provisions of this Agreement, including Section 2.1(b) and Section 2.2(l), permitting Seller to retain certain original or copies of documents following the Closing, the parties shall enter into a Post-Closing Confidentiality Agreement on the Effective Date, in the form attached hereto as Exhibit J (the “Post-Closing Confidentiality Agreement”) setting forth the terms and conditions governing the continued non-disclosure and non-use of any documents and Books and Records retained by Seller following the Closing.
     Section 5.2 Registrations, Filings and Consents.
     (a) Subject to Seller’s and Buyer’s additional obligations under paragraphs (b) and (c) below, Seller and Buyer will cooperate and use commercially reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain any governmental transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby; provided, however, that, except as otherwise expressly provided in this Agreement, neither Seller nor any of its Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person.
     (b) Seller and Buyer shall duly file with the FTC and the Antitrust Division the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated hereby no later than the fifth (5th) Business Day following the date hereof. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. Each of Buyer and Seller shall as promptly as practicable comply with the laws and regulations of any Governmental Authority that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, advice, order or authorization of, or registration, declaration or filing with, such Governmental Authority is necessary. Buyer and Seller shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer and Seller shall bear the costs and expenses of their respective filings contemplated in this Section 5.2(b); provided, however, Buyer and Seller shall split equally the filing fees in connection with the HSR Filing.
     (c) Each of Buyer and Seller agrees that it will, if necessary to enable Seller and Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, use commercially reasonable efforts to defend against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable; provided, however, that (i) Seller shall not be under any such obligation to defend against any such actions or proceedings commenced by any Governmental Authority in respect of the antitrust, competition, merger control or similar laws, rules or regulations, and (ii) Buyer agrees that it shall engage in active negotiations with, and make an offer to, and enter into an agreement with, the FTC, the Antitrust Division, applicable works council and/or any other Governmental Authority to divest, and to hold separate pending such divestiture, any and all assets and operations of the Business, all as necessary to prevent the commencement of any action or proceeding seeking, and/or prevent the entry of, or effect the dissolution of, a decree, restraining or other order and/or preliminary or permanent injunction preventing the consummation, in whole or in part, of the transactions contemplated by this Agreement and to permit Seller and the Selling Subsidiaries and Buyer to otherwise fully consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the Closing and the purchase and sale of the Shares and the Business Assets pursuant hereto; provided, further, however, that Buyer shall not be required to offer or agree to the divestiture or holding separate of any properties, assets, operations or businesses if such divestiture or holding separate requirement would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change either before or after the Closing.
     (d) With the exception of Intellectual Property, which shall be transferred, conveyed, assigned, or licensed exclusively through the GMS Intellectual Property Asset Transfer Agreement, the Intellectual Property License Agreement and the Intellectual Property Grant-Back License Agreement, to the extent that any of the Business Assets include rights or assets that (i) are necessary for the operation of any business (other than the Business) of Seller or its Affiliates and (ii) were used by Seller or any of its Affiliates prior to the Effective Time, Buyer agrees, to the extent commercially reasonable, to transfer, convey, assign, license, sublicense, share or enter into another arrangement with respect to such rights or assets so that Seller and its Affiliates shall have substantially similar benefits (subject to the burdens) of such rights and assets for such other business as they had prior to the Effective Time; provided, however, that the foregoing shall not require Buyer (A) to permit Seller or its Affiliates to use such rights or assets in violation of Section 5.14(a), (B) to transfer, convey, assign, license, sublicense or enter into such other arrangement if such action precludes or materially impairs Buyer’s use of such rights or assets in the Business, or (C) to make any monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any accommodation (financial or otherwise) to any Person unless and until Buyer is fully indemnified, reimbursed and held harmless, as determined by Buyer to its reasonable satisfaction.
     Section 5.3 Conduct of Business.
     (a) Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer, Seller covenants and agrees that it, the Acquired Companies and Selling Subsidiaries shall operate the Business only in the ordinary course and use commercially reasonable efforts to preserve the properties, business and relationships with suppliers and customers of the Business and shall not, other than in the ordinary course of business, undertake any of the following with respect to the Business:
     (i) acquire or dispose of any Business Assets having a fair market value in excess of $100,000 individually or $500,000 in the aggregate;
     (ii) create an Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets;
     (iii) incur any material liabilities that will be Business Liabilities;
     (iv) enter into any leases of real or personal property or any renewals thereof involving a rental obligation exceeding $500,000 per annum in the aggregate;
     (v) cause or permit any Acquired Company to loan money to, or make any debt or equity investment in, any other Person;
     (vi) cause or permit the Business to (1) cancel or waive any right or claim of material value or write off any material Accounts Receivable or (2)

cancel without reasonable consideration any debts owing to or held by the Business;
     (vii) except for increases in accordance with past practices, or if required by Law, existing employment agreements or collective bargaining agreements, materially increase the rate of compensation or the benefits payable to any of the Transferred Employees;
     (viii) make any new commitment or increase any previous commitment for capital expenditures for the Business other than (A) in accordance with the Business’ capital expenditures plan previously provided to Buyer in writing or otherwise set forth in Section 5.3(a)(viii) of the Seller Disclosure Letter, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $1,000,000 in the aggregate;
     (ix) voluntarily terminate, waive any of its rights under, or materially and adversely amend or modify, any Material Contract;
     (x) make any change in any accounting method, practice or principle or in any system of internal accounting controls, other than as required by applicable accounting or regulatory authority;
     (xi) enter into or amend or modify any collective bargaining agreement or material labor agreement or any severance agreement or severance plan respecting any Transferred Employees, including those set forth in Section 3.12 of the Seller Disclosure Letter; or
     (xii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.
     (b) Nothing in this Agreement shall diminish Seller’s sole title to the Business or shall give Buyer any ownership rights to the Business Assets, prior to the Effective Time. Except to the extent expressly otherwise provided in this Agreement, nothing in this Agreement shall be construed to limit Seller’s discretion to operate the Business in the ordinary course. Buyer acknowledges that Seller, the Acquired Companies and the Selling Subsidiaries may transfer, by way of a dividend or otherwise, cash, cash equivalents, marketable securities and other financial instruments as well as any other Excluded Assets out of the Business prior to Closing and, it is intended that to the extent practicable, the Excluded Assets relating to the Business will be transferred out of the Business by way of dividend or otherwise prior to Closing. In addition, Buyer acknowledges that, prior to Closing, Seller shall be entitled to transfer or cause the transfer of the Excluded Shares to itself or any of its Affiliates (other than any Acquired Company).

     Section 5.4 Post-Closing Obligations of the Business to Certain Employees.
     (a) Buyer shall initially continue the employment of, or offer comparable positions to, those employees who were, on the date hereof, and are, on the Closing Date, employed by (A) an Acquired Company or (B) by Seller or a Selling Subsidiary predominantly in the Business and listed in Section 5.4(a) of the Seller Disclosure Letter (including, in either case, those employees on family, military or other authorized leave of absence, including vacation, on the Closing Date and listed separately in Section 5.4(a) of the Seller Disclosure Letter), but excluding (X) any employee on long-term disability leave that is not separately listed in Section 5.4(a) of the Seller Disclosure Letter (provided, however, that if such employee returns to active work within six (6) months of the Closing Date Buyer shall offer employment to such employee in accordance with the provisions of this Section 5.4 that apply to Business Employees and if such employee accepts such offer he or she shall be a Transferred Employee for all purposes hereunder), (Y) those employees of the Seller and its Affiliates (other than the Acquired Companies) transferred to the Business after the date hereof without the prior written approval of the Buyer and (Z) any employee retained by Seller as separately listed in Section 5.4(a) of the Seller Disclosure Letter (collectively, the “Business Employees”). Those Business Employees who accept the offer of employment from Buyer, and those who are employees of Acquired Companies, shall be referred to as “Transferred Employees”. With respect to those Transferred Employees working in the United States who are not covered by either a collective bargaining agreement or any of the severance agreements and any other severance plans or programs of the Business or applicable to the Transferred Employees disclosed in Section 5.4(a) of the Seller Disclosure Letter, Buyer shall, for a period of nine (9) months following the Closing Date, provide such Transferred Employees with the employee compensation, benefit plans, programs and policies (including retirement, medical, life insurance and disability plans, programs and policies) and fringe benefits that are substantially comparable in the aggregate with those in effect on the date hereof. All Transferred Employees shall be given credit for their service with Seller, an Acquired Company or a Selling Subsidiary (or service credited by Seller, an Acquired Company or Selling Subsidiary under such employee benefit plans, programs and policies and fringe benefits of the Business as are in effect on the date hereof) under all employee benefit plans, programs and policies and fringe benefits of the Business or Buyer in which they become participants for purposes of eligibility to participate and vesting to the same extent such service was credited under comparable plans, programs and policies of Seller, an Acquired Company or a Selling Subsidiary. This Section 5.4 shall not obligate Buyer or any of its Affiliates to provide any retiree health or nonqualified deferred compensation plans or arrangements, or to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements and no such plans or arrangements of Seller, the Selling Subsidiaries or the Acquired Companies providing for any such issuance shall be taken into account in determining whether the employee compensation and benefits provided by Buyer as described above are substantially comparable in the aggregate to those in effect on the date hereof. The provisions of this Section 5.4 are solely for the benefit of the parties to this Agreement, and no other Person (including any Business Employee or Transferred Employee) shall be regarded for any purpose as a third party beneficiary of this Agreement (as a result of this Section 5.4 or otherwise). Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall obligate Buyer or its Affiliates to sponsor any particular benefit plan or arrangement or continue to provide for accrual of defined benefit pension benefits. Subject to Section 2.4(f), as of the Effective Time, Buyer shall assume and be bound by all of the severance agreements and severance plans or programs applicable to the Transferred Employees of the Business that are listed separately in Section 5.4(a) of the Seller Disclosure Letter.
     (i) Seller and Buyer agree that the transactions contemplated hereby shall not constitute a severance or termination of employment of any Transferred Employee prior to the consummation of the transactions contemplated hereby, and that the Transferred Employees will have continuous and uninterrupted employment before and immediately after the Effective Time. In the event Buyer terminates without cause any of the Transferred Employees listed in Section 5.4(a)(i) of the Seller Disclosure Letter, Buyer agrees to pay the severance payments described in the respective severance agreements applicable to such Transferred Employees as disclosed in Section 5.4(a)(i) of the Seller Disclosure Letter. For clarification, the term “terminates without cause” as used in the preceding sentence shall be interpreted so as to (A) cover an actual termination (not constructive termination), (B) not be applicable in the event of a change in such Transferred Employee’s duties or job title so long as following such change, such Transferred Employee is receiving at least the amount of compensation he or she was receiving as of the date hereof and the benefits to be provided by Buyer pursuant to this Section 5.4, and (C) include in the definition of “cause” any of the following: neglect of duties, willful failure to act with respect to assigned job duties, willful misconduct, conduct which has the effect of damaging the reputation, professional standing or goodwill of Buyer or any part of the Business, gross misconduct, or breach of any applicable employment agreement or policy. Except as required by Law or an applicable collective bargaining agreement or as otherwise agreed in writing by Seller and Buyer, Buyer shall provide severance and other separation benefits to each Transferred Employee terminated by Buyer within six (6) months following the Closing Date (or, in the case of Transferred Employees who are subject to a collective bargaining agreement, the period required therein) that are at least equal to the severance and other separation benefits provided by Seller and its Affiliates in effect on the date of this Agreement. Buyer shall recognize service with Seller and its Affiliates prior to the Closing Date for purposes of determining the amount of such severance or other separation benefits.
     (ii) Buyer agrees that, with respect to all Transferred Employees, Buyer will (1) honor all accrued but untaken vacation credited to such Transferred Employees under Seller’s applicable vacation plans, determined as of the Effective Time, and (2) provide that, for a period of at least nine (9) months after the Closing Date, with respect to each Transferred Employee, the rate of accrual of hours of vacation or other paid-time-off for employment with Buyer or its Affiliates after the Effective Time shall not be less than such rate of accrual with Seller or its Affiliates immediately prior to the Effective Time.
     (iii) For a period of at least nine (9) months after the Closing Date, Buyer agrees to reimburse Transferred Employees for educational expenses incurred prior to the Effective Time but becoming reimbursable under the terms of Seller’s educational assistance plans after the Effective Time to the same extent that those Transferred Employees would have been reimbursed under Seller’s educational assistance plans if they had remained employees of Seller or its Affiliates. Seller will provide Buyer with reasonable access to, and copies of, Seller’s records necessary to provide the foregoing benefits.
     (iv) Buyer agrees to recognize each union which at the Closing Date represents any of the Transferred Employees as the collective bargaining representatives of such employees as of the Closing Date and agrees to assume all collective bargaining agreements then covering any Transferred Employees.
     (b) Effective as of the Effective Time, all Transferred Employees shall cease to actively participate in any of Seller’s or any Selling Subsidiary’s Benefit Plans (hereinafter referred to collectively as the “Seller Benefit Plans”). To the extent permitted by applicable Law, the benefits of such Transferred Employees under the Seller Benefit Plans accrued prior to the Effective Time shall be paid to the Transferred Employees by Seller in accordance with the terms of such plans, except to the extent otherwise provided in this Section 5.4, including in respect of Seller’s Savings Plan.
     (c) Seller shall retain responsibility for providing health continuation coverage pursuant to Section 4980B of the Code (i.e., COBRA health care continuation coverage) relating to employees of Seller or the Selling Subsidiaries (or qualified beneficiaries related thereto) that terminated employment or had other qualifying events, either prior to the Closing Date or in conjunction with the transactions contemplated by this Agreement or who did not begin employment with Buyer. Buyer shall have responsibility for providing applicable COBRA health care continuation coverage for Transferred Employees whose employment terminates subsequent to the Closing Date.
     (d) Seller shall retain liability for all medical, dental and health claims incurred by Transferred Employees (and their dependents) under Seller’s employee welfare benefit plans prior to the Effective Time. Subject to the Transition Services Agreement, Buyer shall be liable for all medical, dental and health claims incurred by Transferred Employees (and their dependents) under the employee welfare benefit plans of Buyer at or after the Effective Time. For purposes of this paragraph, a claim shall be deemed to have been incurred on the date on which the medical or other treatment or service was rendered and not the date of the inception of the related illness or injury or the date of submission of a claim related thereto.
     (e) Effective as of the Effective Time, Buyer shall (or shall cause the Business to) establish or amend a cafeteria plan (“Buyer’s Cafeteria Plan”) described under section 125 of the Code for the Transferred Employees who were eligible to participate in such a plan sponsored by Seller (“Seller’s Cafeteria Plan”). Buyer’s Cafeteria Plan shall include medical expense reimbursement accounts and dependent care assistance accounts (described under sections 105, 125 or 129 of the Code) (the “Flex Accounts”) as provided in Seller’s Cafeteria Plan. As soon as administratively feasible after the Closing, Seller shall transfer to Buyer’s Cafeteria Plans the account balance of any Flex Accounts maintained by Transferred Employees who participate in Buyer’s Cafeteria Plan and maintain such Flex Accounts; provided, however, that if the claims made against a Transferred Employee’s Flex Accounts prior to his termination of employment by Seller exceeds the amounts in such account at the Effective Time, Buyer shall reimburse Seller the amount by which such claims exceed the amounts in such Flex Accounts.
     (f) If a Transferred Employee becomes eligible to participate in a medical, dental or health plan of Buyer (or its Affiliates), Buyer shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable medical, dental or health plans of Seller and (ii) credit any complete or partial satisfaction of any deductible and out-of-pocket expenses incurred by the Transferred Employee and his dependents under the applicable Seller medical, dental or health plans during the portion of 2007 preceding the Closing Date. If a Transferred Employee becomes eligible to participate in a group term life insurance plan maintained by Buyer or its Affiliates, Buyer shall cause such plan to waive any medical certification for such Transferred Employee up to the amount of coverage the Transferred Employee had under the life insurance plan of Seller.
     (g) U.S. Savings Plan Account Transfer.
     (i) Transferred Employees will cease making contributions to the Seller’s 401(k) Plan, qualified under Code Sections 401(a) and 401(k) (“Seller’s Savings Plan”) immediately prior to the Closing Date. Effective as of the Closing Date or as soon as reasonably practicable thereafter, Buyer will establish a new savings plan or designate an existing savings plan qualified under Code Section 401(a) and including a cash or deferred feature under Code Section 401(k) and a related trust thereunder which shall be exempt under Code Section 501(a) (“Buyer’s Savings Plan”) that will permit participation by all Transferred Employees who are participating in Seller’s Savings Plan as of the Closing Date (the “Participating Employees”).
     (ii) Buyer’s Savings Plan shall permit rollovers and direct trust-to-trust transfers of the Participating Employees’ accounts (including notes evidencing loans) in Seller’s Savings Plan to the extent that the tax-qualified status of Buyer’s Savings Plan is not jeopardized, as reasonably determined by Buyer.
     (h) Pension Plans. Buyer shall have no obligation to establish a defined benefit pension plan, including with respect to any Transferred Employees, unless otherwise required by an applicable collective bargaining agreement. In the event that an applicable collective bargaining agreement requires Buyer to establish a defined benefit pension plan, a defined benefit pension plan shall be established (or used if a preexisting defined benefit pension plan exists) as soon as practicable after the Closing Date and need not accept any assets or liabilities from any other plans. Seller shall, at any time (including before or after the Closing Date) if requested by Buyer (or Buyer’s agents or professional service representatives), provide Buyer (or Buyer’s agents or professional service representatives) with all reasonable information requested pertaining to the benefits accrued (including related information and calculations) by the Transferred Employees in the Seller’s U.S. defined benefit pension plans (the “Seller’s Pension Plans”). Seller shall provide the Transferred Employees with the necessary post-Closing Date age and/or service credits relating to their service with Buyer after the Closing Date solely for the purpose of providing eligibility relating to any early retirement benefit or subsidy or any other subsidy required by Seller’s Pension Plans or the collective bargaining agreement between Teleflex Automotive and the PACE Local 5-0524 union employees at the Van Wert, Ohio Facility as in existence on the date hereof. In no event shall any Transferred Employee receive a benefit from the Seller’s Pension Plans and the Buyer’s Pension Plan that is, in the aggregate, greater than that which he would have received from the Seller’s Pension Plan if he had continued in Seller’s employ until his retirement considering prospective collective bargaining agreements and obligations.
     (i) Foreign Benefit Plans.
     (i) Buyer will, with respect to any Transferred Employees employed outside the United States in connection with the Business on the Closing Date, in addition to satisfying the employment requirements of Section 5.4, adopt or designate new employee benefit plans that will provide benefits, including retirement, health and welfare benefits, to such non-U.S. Transferred Employees that are no less favorable, in the aggregate, than the employee benefit plans maintained or contributed to for such non-U.S. Transferred Employees by Seller, an Acquired Company or a Selling Subsidiary.
     (ii) Buyer will either assume any separate employee benefit plans covering such non-U.S. Transferred Employees and their beneficiaries, or designate existing employee benefit plans maintained by Buyer, into which the assets and liabilities attributable to such non-U.S. Transferred Employees and their beneficiaries will be transferred as soon as practicable after Closing, and after any necessary approvals by any Governmental Authority have been obtained or, if no such approvals are required, after Seller has received evidence from Buyer, reasonably satisfactory to Seller, that the employee benefit plans adopted or designated by Buyer satisfy all material requirements of Law.
     (iii) At the Effective Time, Buyer and Buyer’s employee benefit plans shall be solely responsible for retirement, health and welfare benefits to such non-U.S. Transferred Employees, whether accrued before, at or after the Effective Time, and shall indemnify and hold harmless Seller Parties, including Seller’s or a Selling Subsidiary’s employee benefit plans, from any claims by or through any such non-U.S. Transferred Employee, or by any Governmental Authority, with respect to any such benefits.
     (j) UK Employees.
     (i) The provisions of Sections 5.4(a) to 5.4(i), 5.4(k) and 5.4(l) shall not apply to any of the UK Employees. UK Seller and Buyer acknowledge that pursuant to the UK Regulations the contracts of employment between UK Seller and the UK Employees (except insofar as such contracts relate to any occupational pension scheme as defined in Regulation 10 of the UK Regulations) will have effect from the Effective Time as if originally made between Buyer and the UK Employees. Buyer will make such pension provisions in respect of the UK Employees as complies with its obligations under sections 257 and 258

Pensions Act 2004 and the regulations under those sections, namely the Transfer of Employment (Pension Protection) Regulations 2005. Buyer shall assume responsibility for all emoluments and outgoings in respect of the UK Employees (including all wages, bonuses, commissions, holiday entitlements, PAYE, National Insurance contributions and pensions contributions) in respect of the period prior to and from the Effective Time.
     (ii) Buyer shall indemnify and hold harmless UK Seller from any claims made by UK Employees arising out of or in connection with (1) the employment or termination of employment of any UK Employee after the Effective Time and which arise wholly or mainly from any act, omission or default of Buyer after the Effective Time; (2) Buyer’s failure to give UK Seller the information required from Buyer pursuant to regulation 13 of the UK Regulations to enable UK Seller to comply with its obligations under the UK Regulations; and (3) any actual, proposed or anticipated changes by Buyer to the terms and conditions of employment of the UK Employees (except insofar as the changes relate to any occupational pension scheme as defined in Regulation 10 of the UK Regulations) which amounts to a repudiatory breach of contract as referred to in Regulation 4(11) of the UK Regulations and/or to make changes in working conditions of any UK Employee to the material detriment of such UK Employee. Seller shall indemnify Buyer against all Losses arising from any deliberate or negligent misrepresentation by Seller (other than in accordance with a request or instruction of Buyer) of the measures envisaged by the Buyer in respect of any of the UK Employees and as notified and described by Buyer to Seller prior to the Effective Time.
     (k) No Conflict. Notwithstanding any of the foregoing in this Section 5.4, neither the Buyer nor the Seller shall take any action to reduce, eliminate or otherwise avoid obligations to Transferred Employees under existing collective bargaining agreements, employment contracts or Law in the jurisdiction of employment.
     (l) No Third Party Beneficiaries. Except as expressly set forth in Section 5.4, it is understood and agreed that nothing in this Agreement shall constitute any commitment, Contract or understanding (express or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those Buyer may establish or assume in particular employment contracts. Except as expressly set forth in Section 5.4, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries or other compensation or terms or conditions of employment of such Transferred Employees. Nothing herein expressed or implied shall confer upon any of the current or former employees of Seller, the Acquired Companies, the Selling Subsidiaries or any of their Affiliates, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any right to employment or continued employment for any specified period.

     Section 5.5 Books and Records. For a period of six (6) years after the Closing Date, Buyer agrees to, or cause the Business to, retain all Books and Records and to make the same available after the Closing Date for inspection and copying by Seller or its agents at Seller’s expense, upon reasonable request and upon reasonable notice.
     Section 5.6 Closing Date Financial Information. For a period of eighteen (18) months from and after the Closing Date, upon written request of Seller, Buyer will provide Seller within twenty (20) Business Days of such request with such computer support and financial information of the Business as of the Closing Date as Seller may reasonably request in the format customarily required by Seller of its subsidiaries or divisions, and, upon Seller’s request, it will be accompanied by supplemental financial schedules customarily required by Seller of its subsidiaries or divisions in support of such financial information.
     Section 5.7 Intellectual Property.
     (a) Buyer hereby acknowledges and agrees that, except as otherwise expressly permitted in this Agreement, the Transition Services Agreement or the Intellectual Property License Agreement, nothing in this Agreement grants or shall be deemed to grant to Buyer the right to use or any interest in (i) the name “Teleflex”, “TFX”, or any trademark, trade name, service mark or other similar mark or similar right which is a derivative of the name “Teleflex” or “TFX” or (ii) any other intellectual property rights of Seller and its Affiliates that is not included in the Business Assets (collectively referred to as the “Seller Intellectual Property”).
     (b) Neither Buyer nor any of its Affiliates shall use any signs or stationery, purchase order forms, packaging or other similar paper goods or supplies, advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the “Specified Supplies”) that include the word “Teleflex”, “TFX” or contain any trademarks, trade names, service marks or corporate or business names, derived from or including the words “Teleflex” or “TFX” (in logotype design or any other style or design) in whole or in part; provided, however, that, to the extent any Specified Supplies include the words “Teleflex”, “TFX” or contain any such trademarks, trade names, service marks or corporate or business names, Buyer may, for a period of ninety (90) days after the Closing Date, use such Specified Supplies after first crossing out or marking over such word or trademark, trade name, service mark or corporate or business name and otherwise clearly indicating on such Specified Supplies that the Business is no longer affiliated with Seller. Buyer shall not reorder, produce or reproduce any Specified Supplies that include the words “Teleflex”, “TFX” or contain any such trademarks, trade names, service marks or corporate or business names.
     (c) Promptly following the Closing Date, the Buyer shall take all such actions as may be required to change the name of each of the Acquired Companies to one distinctly different in sound and appearance from the Seller Intellectual Property, including filing a name change amendment with the jurisdiction of incorporation and filing an appropriate name change notice in the appropriate office in each jurisdiction where each such corporation is qualified to do business. After the Closing, Buyer will not engage in the transaction of business using the names specified above or any similar variant thereof.

     (d) GMS Intellectual Property Asset Transfer Agreement. On the Closing Date, Buyer, Seller and the Selling Subsidiaries shall execute and deliver the GMS Intellectual Property Asset Transfer Agreement pursuant to which Seller and the Selling Subsidiaries shall transfer all Intellectual Property comprising GMS Assets to be transferred to Buyer in accordance with Section 2.1 of this Agreement.
     Section 5.8 Further Assurances; Cooperation.
     (a) At any time after the date hereof, Seller and Buyer shall promptly execute, acknowledge and deliver any other assurances or documents or take any other actions reasonably requested by Buyer or Seller, as the case may be, and necessary for Buyer or Seller, as the case may be, to satisfy its obligations hereunder. Seller and Buyer shall each use their respective commercially reasonable efforts to cause the conditions to their respective obligations set forth in Article VI to be satisfied at or prior to Closing. As promptly as practicable after the date hereof, Seller shall provide Buyer with each of the following: (i) complete and accurate copies of the organizational and governing documents, as then currently in effect, of each of the Acquired Companies, to the extent such copies were not made available to Buyer prior to Closing; (ii) a list and description or copy of all Environmental Permits of each Acquired Company and the Business; and (iii) a list and description or copy of all material Permits of each Acquired Company and the Business. Seller shall use its reasonable best efforts to assist Buyer in the assignment or transfer of each Environmental Permits or other material Permits. Seller’s obligations under this Section 5.8(a) shall be in addition to its obligations under Section 2.10.
     (b) If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and Seller shall continue its commercially reasonable efforts to obtain the Material Consents. If Buyer elects to have Seller continue its commercially reasonable efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.3, neither this Agreement nor the Assumption Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use their commercially reasonable best efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable; provided, however, that nothing herein shall be interpreted to require Buyer or Seller to pay any consideration as a condition to obtain such Material Consent. If Buyer elects to proceed with the Closing, and, as of the Closing, an attempted assignment of any Restricted Material Contract would be ineffective or would affect any Seller’s rights thereunder so that Buyer would not in fact receive all such rights, at Buyer’s demand at any time after Closing, Seller shall provide an arrangement acceptable to Buyer which would provide Buyer with the benefit (including the economic benefit) and burden (including economic burden) of such Restricted Material Contract (other than legal title). Each party shall bear its own administrative costs in connection with any such arrangement. If and so long after the Closing as such assignment shall not have been made, Seller shall (i) to the extent that such action shall not result in violation of such Restricted Material Contract, transfer to Buyer all assets and rights, including all monies, received in respect of such Restricted Material Contract and hold such Restricted Material Contract in trust for Buyer, (ii) to the extent that the provisions of clause (i) above are not sufficient to transfer all of the benefits (including the economic benefit) and burden (including economic burden) of such Restricted Material Contract (other than legal title), or any such Restricted Material Contract has been cancelled as a result of the attempted assignment, take such actions (which, without limitation, may include entering into subcontracting arrangements with Buyer) as are commercially reasonable to provide all of the benefits (or the equivalent thereof, including the economic benefit) and burden (including economic burden) of such Restricted Material Contract (other than legal title) to Buyer. Except as set forth in this Section 5.8(b), Buyer agrees that Seller and its Affiliates shall not have any liability whatsoever (including any liability under Article VIII) to Buyer or its Affiliates arising out of or relating to the failure to obtain any Material Consent to the extent that Buyer has waived in writing the closing conditions as to such Material Consent.
     Section 5.9 Compliance with WARN, EU Directives, etc.
     (a) With respect to the Transferred Employees, Buyer will timely give all notices required to be given under, or will otherwise comply with, WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by such statute. For this purpose, Buyer shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for Buyer’s failure to employ the Transferred Employees in accordance with the terms of this Agreement.
     (b) Notwithstanding any provision of this Agreement to the contrary, with respect to the non-U.S. GMS Employees, Seller and Buyer accept and agree (i) that the transfer of employment of employees of the UK Seller (hereinafter referred to as “European Employees”) will be effected and governed by the Transfer Provisions (defined below), and accordingly the contract of employment of each European Employee shall be assumed by Buyer or its Affiliate with effect from the Effective Time, which shall be the time of transfer under the Transfer Provisions; (ii) Buyer shall ensure that its Affiliates (where necessary) comply with their respective obligations under the Transfer Provisions and upon request provide Seller or the relevant Affiliate of Seller with such information as will enable either Seller or its Affiliate, as the case may be, to carry out its respective duties under the Transfer Provisions concerning measures to effectuate the transfer of the European Employees to Buyer; and (iii) “Transfer Provisions” means any legislation implementing the provisions of Directive 77/187/EEC commonly called the Acquired Rights Directive or Transfer of Undertakings Directive.
     Section 5.10 Transition Services Agreement. On the Closing Date, Buyer and Seller shall execute and deliver the Transition Services Agreement pursuant to which Seller and Buyer shall make available to each other the services described therein on the terms and conditions as set forth in the Transition Services Agreement.
     Section 5.11 Foreign Implementing Agreements. If, after the date hereof, either Seller or Buyer reasonably determines or deems it advisable, or if otherwise necessary to commemorate the transactions contemplated hereby, Seller and Buyer shall cause to be prepared and executed by the applicable parties, any additional agreements or instruments implementing the transfer and conveyance to Buyer or an Affiliate of Buyer at the Effective Time of the Shares

of Foreign Subsidiaries or the GMS Assets and the assumption by Buyer or an Affiliate of Buyer of the Assumed Liabilities, including those documents, agreements and instruments required by Law or otherwise customarily executed and delivered in order to consummate the transactions contemplated hereby with respect to the Foreign Subsidiaries and the UK Seller (the “Foreign Implementing Agreements”). The parties agree that any Foreign Implementing Agreements shall not expand or limit the rights and obligations of Seller and the Selling Subsidiaries, on the one hand, and the Buyer and its Affiliates, on the other hand, beyond those provided for in this Agreement, and that the Foreign Implementing Agreements shall not provide for any additional rights or obligations of Seller or Selling Subsidiaries, or Buyer or its Affiliates that are not provided for in this Agreement. The parties shall cooperate in the preparation of any such Foreign Implementing Agreements, which shall be prepared in a form suitable for use by the parties in such foreign jurisdiction. In the event of any conflict between the terms of any such Foreign Implementing Agreements and this Agreement, the parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, the parties shall deliver such additional instruments as may be necessary to accomplish the foregoing.
     Section 5.12 Conveyancing Documents. At the Closing, Buyer and Seller or a Selling Subsidiary, as the case may be, shall execute and deliver Conveyancing Documents for all of the GMS Real Property in form and substance reasonably acceptable to Buyer or as otherwise provided in this Agreement.
     Section 5.13 Disclosure; Investigation.
     (a) Buyer acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to, except as to the representations, warranties, covenants and agreements (and solely to the extent) specifically set forth in this Agreement, the Conveyancing Documents and the Ancillary Agreements: (i) the nature, quality or condition (financial or otherwise) of the Business, the Business Assets, the Business Liabilities or the Facilities, including the environmental conditions existing thereon; (ii) the suitability of the Business Assets or the Facilities for any and all activities and uses that Buyer may conduct therewith or thereon (iii) the compliance of or by the Business Assets or the Facilities or their operation with any Laws; (iv) the manner or quality of the construction or materials, if any, incorporated into the Business Assets or the Facilities; (v) the manner, quality, state of repair or lack of repair of the Business Assets or the Facilities; and (vi) any other matter with respect to the physical condition of the Business Assets or the Facilities. Buyer acknowledges and agrees that Seller makes no representations or warranties regarding the future performance of the Business, or any estimates, projections, plans or budgets or similar information furnished to Buyer by or on behalf of Seller and the Seller Subsidiaries, including the information made available to Buyer and its representatives in “data rooms” (virtual or physical) or referred to in (1) the Confidential Information Memorandum dated June, 2007 and previously delivered to Buyer or (2) the Management Presentations made to Buyer. SELLER HEREBY DISCLAIMS, EXCEPT AS (AND SOLELY TO THE EXTENT) SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE CONVEYANCING DOCUMENTS AND THE ANCILLARY AGREEMENTS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER

WHATSOEVER REGARDING THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, OR PROFITABILITY OF THE BUSINESS ASSETS OR THE FACILITIES. BUYER FURTHER ACKNOWLEDGES, AGREES AND ASSUMES ALL RISK THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AND EXCEPT AS (AND SOLELY TO THE EXTENT) SET FORTH IN THIS AGREEMENT, THE CONVEYANCING DOCUMENTS AND THE ANCILLARY AGREEMENTS, THE SALE OF THE BUSINESS ASSETS AS PROVIDED FOR IN THIS AGREEMENT ARE MADE ON AN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION AND BASIS.
     Section 5.14 Covenant Not to Compete.
     (a) Seller agrees that during the Seller Non-Compete Period, neither Seller nor any of its controlled Affiliates shall engage, manage, operate or have any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in, manages or operates a business that competes with the Business (each, a “Competing Business”) anywhere in the world; provided, however, that it shall not be a violation of this Section 5.14(a) for Seller or any of its controlled Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Seller or any of its controlled Affiliates (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 5% or more of the voting securities of such Person, (ii) to acquire, directly or indirectly, the equity or assets of, or otherwise become affiliated with or participate in, any enterprise engaged in a Competing Business if Seller shall use reasonable efforts to divest, as soon as reasonably practicable (and in any event within eighteen (18) months after the closing date of such acquisition, its interest in such enterprise relating to the Competing Business), (iii) to continue operating existing lines of business, other than the Business, or any of the Excluded Assets or (iv) to perform the activities contemplated by the Ancillary Agreements. None of the provisions of this Section 5.14(a) shall operate to prohibit, hinder, impede or restrict from engaging in a Competing Business in any way, any Person which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in Seller or any of its Affiliates (provided that Seller and its controlled Affiliates as of the date of such transactions shall continue to be subject to the provisions of this Section 5.14(a) after any such transaction).
     (b) Buyer agrees that during the Buyer Non-Compete Period, neither Buyer nor any of its controlled Affiliates shall use any of the Business Assets or permit any Transferred Employee, while providing services to Buyer or any of its controlled Affiliates, to engage, manage, operate or have any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in, manages or operates a business that competes with the Marine Business (each, a “Buyer Competing Business”) anywhere in the world; provided, however, that it shall not be a violation of this Section 5.14(b) for Buyer or any of its controlled Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Buyer or any of its controlled Affiliates (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 5% or more of the voting securities of such Person, (ii) to acquire, directly or indirectly, the equity or assets of, or otherwise become affiliated with or participate in, any enterprise engaged in a Buyer Competing Business if Buyer shall use reasonable efforts to divest, as soon as reasonably practicable (and in any event within eighteen (18) months after the closing date of such acquisition, its interest in such enterprise relating to the Buyer Competing Business), (iii) to continue operating existing lines of business, or (iv) to perform the activities contemplated by the Ancillary Agreements. None of the provisions of this Section 5.14(b) shall operate to prohibit, hinder, impede or restrict from engaging in a Buyer Competing Business in any way, any Person which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in Buyer or any of its Affiliates (provided that Buyer and its controlled Affiliates as of the date of such transactions shall continue to be subject to the provisions of this Section 5.14(b) after any such transaction) and such Person shall not utilize any of the Business Assets to engage in any Buyer Competing Business.
     (c) The “Seller Non-Compete Period” and the “Buyer Non-Compete Period” shall each mean (i) for the territory comprised of any countries in the European Union, the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, and (ii) for any other territory, the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.
     (d) Each of Buyer and Seller agrees that for a period of three (3) years after the Closing Date, it shall not, and shall cause its respective Affiliates, directors, officers or employees to not, directly or indirectly take any action to solicit for employment or hire any person in the employ of (i) in the case of the Buyer, the Seller or any of its Affiliates and (ii) in the case of the Seller, the Buyer or any of its Affiliates, in each case of (i) and (ii) without the prior written consent of the applicable other party.
     (e) If any provision contained in this Section 5.14 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 5.14 is held to cover a geographic area or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.14 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.
     Section 5.15 Bulk Transfer Laws.
     Buyer hereby waives compliance by Seller and the Selling Subsidiaries with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale to Buyer of the GMS Assets.
     Section 5.16 Tax Matters.
     (a) Following the Closing, Seller shall, at its own expense, cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies for taxable periods ending prior to or on the Closing Date, including amended returns, applications for loss carryback refunds and applications for estimated Tax Refunds (all such Tax Returns, amended returns and refund applications are referred to as the “Prior Period Returns”). The Prior Period Returns shall be prepared, where relevant, in a manner consistent with Seller’s past practices except as otherwise required by Law. Seller shall pay all Taxes related to such Prior Period Returns and shall be entitled to all refunds of Income Taxes for Prior Period Returns. Buyer shall make available to Seller (and to Seller’s accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Acquired Companies reasonably requested by Seller to prepare the Prior Period Returns.
     (b) Following the Closing, Buyer shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies for taxable periods ending after the Closing Date and shall pay all Taxes related thereto. Buyer shall prepare all Straddle Period Tax Returns in a manner consistent with Seller’s past practices, except as otherwise required by Law. Except as provided below with respect to Income Taxes, Buyer shall pay all Taxes related to such Straddle Periods. With respect to Income Taxes only, Seller shall reimburse Buyer for the portion of such Income Taxes allocable to the Pre-Closing Period of such Straddle Period, to the extent that such Income Taxes are not reflected in the Final Closing Working Capital Statement or paid by Seller or the Acquired Companies prior to Closing, including amounts paid in respect of estimated Income Taxes. Buyer shall deliver to Seller, for its review and comment, a draft of each Straddle Period Income Tax Return at least sixty (60) days prior to the applicable filing deadline of such Straddle Period Income Tax Return, together with a proposed calculation of the Taxes allocable to the Pre-Closing Period of such return. Such Straddle Period Income Tax Return and proposed calculation shall be binding on Seller, unless, within twenty-one (21) days following receipt thereof, Seller shall deliver to Buyer written notice of any objection with respect to the calculation of Taxes on such Straddle Period Income Tax Return or the portion of such Taxes allocable to the Pre-Closing Period. If Buyer and Seller are unable to resolve any disputes with respect to such calculations within fourteen (14) days following delivery of Seller’s written notice of objection, such dispute shall be submitted to the CPA Firm for resolution, which resolution shall be final and binding upon the parties. The fees and expenses of the CPA Firm in connection with its review and resolution of the dispute shall be allocated 50% to Buyer and 50% to Seller. If the CPA Firm is unable to make its determination with respect to any disputed item prior to the due date (including any extension thereof) for filing such Straddle Period Income Tax Return, then Buyer may treat such item, solely for purposes of filing the applicable Straddle Period Income Tax Return, as it determined in its sole discretion, and may cause the Straddle Period Income Tax Return to be filed; provided, however, that, in such case, the CPA Firm shall make its determination with respect to the disputed items and the determination of the CPA Firm shall control the rights of the parties under this Agreement. Income Taxes for any Straddle Period shall be allocated to the Pre-Closing Period on the basis of an interim closing of the books as of the Effective Time. Buyer and Seller shall share, in the same proportion as they shared Straddle Period Income Taxes, any Straddle Period Income Tax refunds. Buyer shall remit any such Income Tax refund to Seller within five (5) Business Days of its receipt thereof.
     (c) Following the Closing, except as otherwise provided in Section 5.16(f), Seller shall indemnify and hold the Buyer Parties and the Acquired Companies harmless from and against (i) any Income Taxes of the Acquired Companies related to the Prior Period Returns,

(ii) any increase in Income Taxes of the Acquired Companies attributable to adjustment of items of income, gain, loss, deduction or credit allocable to the Pre-Closing Period of a Straddle Period Income Tax Return and (iii) any Taxes of any other Person for which any of the Acquired Companies may become liable pursuant to Treas. Reg. Section 1.1502-6 (or analogous provisions of state, local or non-U.S. Law) as a result of being a member of a consolidated, combined or unitary group of corporations prior to the Closing Date; and (iv) any VAT attributable to a failure to comply with relevant transfer pricing Laws prior to the Closing Date.
     (d) Buyer shall promptly notify Seller following receipt of any notice of audit or other administrative or judicial proceeding relating to any matter for which Seller may be required to indemnify Buyer and the Acquired Companies pursuant to Section 5.16(c). Seller shall have the right to control any and all audits or other proceedings relating to any Tax period that ends on or before the Closing Date (a “Contest”), including the filing of any amended returns. If Seller elects to control a Contest for any Tax for which it has any liability under this Agreement, Seller shall, within thirty (30) days following receipt of the notice of asserted Tax liability, notify Buyer, in writing, of its intent to do so, and the Buyer shall cooperate and shall cause the Acquired Companies to cooperate, at Seller’s expense, in each phase of such Contest. If Seller elects to control a Contest for any Tax for which it has any liability under this Agreement, then Buyer shall have the right to participate in (but not control) such Contest, with its own counsel and at its own expense. If Seller does not provide Buyer written notice of its intent to control a Contest for any Tax for which it has any liability under this Agreement within thirty (30) days following receipts of the notice of the asserted Tax liability, then Buyer may assume control of such Contest and look to the Seller for the full amount of the reasonable costs of such Contest. However, in such case, neither Buyer nor the Acquired Companies may settle or compromise any asserted Tax liability without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall have the right to control all Contests relating to any Straddle Period Tax Return other than any Income Tax Return for a Straddle Period for which Seller has provided Buyer notice hereinabove of its intent to control such Contest, including the filing of an amended return.
     (e) Following the Closing, to the extent not reflected on the Final Closing Working Capital Statement, Buyer shall pay to Seller the amount of any refund, realized Tax credit or similar benefit realized by, or with respect to, any of the Acquired Companies with respect to a Prior Period Return or the Pre-Closing Period of a Straddle Period Tax Return.
     (f) Except with respect to any cash retained in the Acquired Companies pursuant to the Cash Retention and Release Plan, Buyer shall pay and indemnify and hold harmless Seller and its Affiliates from and against any increase in Taxes of Seller and its Affiliates (including any Taxes of the Acquired Companies for which Seller or any of its Affiliates may become liable pursuant to Treas. Reg. section 1.1502-6 (or analogous provisions of state or local law) as a result of its being a member of a consolidated, combined or unitary group of corporations that included any of the Acquired Companies prior to the Closing Date) over the amount of Taxes of Seller and its Affiliates otherwise due from the sale, transfer, assignment and delivery of the GMS Assets resulting from (i) any actions taken, or caused to be taken, by Buyer following the Closing with respect to the Foreign Subsidiaries outside the ordinary course of business (as conducted prior to Closing), (ii) any dividends paid by any of the Foreign Subsidiaries during any of their taxable years that include the Closing Date, (iii) any amounts includible in income under Subpart F of the Code with respect to the Foreign Subsidiaries outside the ordinary course of its business during any of their taxable years that include the Closing Date, or (iv) any Tax elections that Buyer may cause to be made following the Closing with respect to any of the Foreign Subsidiaries.
     (g) After the Closing, Buyer shall not elect to change the Income Tax classification of any of the Acquired Companies for any taxable period ending prior to or on the Closing Date or for any Straddle Period.
     (h) Seller and Buyer shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each of the Seller and Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.
     (i) At Closing, UK Seller and Buyer will join in an election conforming with section 198 and/or section 199 of the Capital Allowances Act 2001 in a manner reasonably satisfactory to both Buyer and Seller.
     Section 5.17 Credit Support.
     Section 5.17 of the Seller Disclosure Letter sets forth all of the arrangements that, in the course of the conduct of the Business, Seller and the Selling Subsidiaries may have entered (a) in which guarantees (including of performance under Contracts included in the Business Assets, letters of credit or other credit arrangements, including surety and performance bonds) were issued by, or for the account of, Seller and the Selling Subsidiaries or (b) in which Seller and the Selling Subsidiaries are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate business transactions. Such arrangements by such parties are hereinafter referred to as the “Credit Support Arrangements.” Seller and Buyer agree that the Credit Support Arrangements are not intended to continue after the Closing. Prior to Closing, Buyer shall use its reasonable best efforts (i) to replace all Credit Support Arrangements set forth on Section 5.17 of the Seller Disclosure Letter and (ii) to obtain as promptly as practicable any such Credit Support Arrangements required by any party to any Contract in connection with obtaining a consent to an assignment of such Contract. To the extent that Buyer is unable to replace or obtain any such Credit Support Arrangements on commercially reasonable terms, Seller and the Selling Subsidiaries, as applicable, shall continue such existing Credit Support Arrangements or obtain such additional Credit Support Arrangements as reasonably requested, and Buyer shall provide Seller and the Selling Subsidiaries, as applicable, with reasonable security or credit enhancements for such Credit Support Arrangements, and Buyer shall indemnify and hold Seller and such Affiliates harmless for any Losses incurred by Seller or its Affiliates from and after the Closing with respect to such Credit Support Arrangements.
     Section 5.18 Transfer Act Procedures. Buyer and Seller acknowledge and agree that one or more filings are required to be made pursuant to the Connecticut General Statutes Sections 22a-134 et seq. (the “Transfer Act”) in connection with the transfer of the Suffield, Connecticut, Facility and that Seller shall comply, or shall cause the applicable Selling

Subsidiary to comply, with all obligations under the Transfer Act in connection with such filings. In connection therewith, Seller shall, or shall cause the applicable Selling Subsidiary to, sign and submit the necessary forms (and pay all fees) in satisfaction of any such filing requirements (including signing such forms as Certifying Party (as defined in the Transfer Act)). Seller shall, or shall cause the applicable Selling Subsidiary to comply, with all other filing and notification requirements which apply to such parties under applicable Environmental Laws as a result of the transfer of the Business as provided herein. At the Closing, Seller, Buyer and the Selling Subsidiaries agree to execute and deliver all documents necessary to comply with applicable Environmental Laws consistent with the foregoing obligations of the parties.
     Section 5.19 No Negotiation. Until the Closing or such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor any Affiliate of Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to any third Person (other than Buyer) relating to any business combination transaction involving the Acquired Companies or the acquisition of all or any significant part of the Business, including the direct or indirect sale of the Shares, the merger or consolidation of any Acquired Company or the sale of all or any significant part of the Business or any of the Business Assets (other than in the ordinary course of business).
     Section 5.20 Section 338(g) Elections. Buyer shall not make an election under Section 338(g) of the Code with respect to the acquisition of the Shares of the Foreign Subsidiaries.
     Section 5.21 Section 338(h)(10) Elections.
     (a) Within sixty (60) days following the Closing, Seller and Buyer shall jointly make (or cause to be made), and will take any and all action necessary to effect, a timely election under section 338(h)(10) of the Code (and any comparable elections under state and local income Tax law) (the “Election”) with respect to Norland Plastics Company (“Norland”).
     (b) Within one hundred twenty (120) days following the Closing Date, the Seller shall prepare and deliver to the Buyer Internal Revenue Service Form 8023, Internal Revenue Service Form 8883, and any similar forms required by state or local law (collectively, the “Forms”), together with a proposed allocation of the consideration deemed paid for the assets of Norland consistent with the principles of allocation set forth in Section 1060 and as set forth in Section 2.9 of the Seller Disclosure Letter with respect to the Elections. The Forms shall be prepared in accordance with Section 338 of the Code and any applicable Treasury Regulations (or, if applicable, comparable provisions of state and local income tax law). The Buyer shall have forty-five (45) days following the receipt of the Forms from the Seller to notify the Seller in writing whether or not the Buyer accepts the Forms as prepared by the Seller. If the Buyer notifies the Seller that it does not accept any of the Forms, it shall set out in reasonable detail in the written notice its reasons for non-acceptance and specify the adjustments, which, in its opinion, should be made. The Seller and the Buyer shall use all reasonable efforts to reach agreement on the adjustments, if any, to be made to the Forms. If the Seller and the Buyer do not reach agreement within twenty-five (25) days after the Buyer receives the Seller’s notice of non-acceptance, the matter shall be referred to and determined by the CPA Firm.

     (c) The Forms, as prepared and agreed to pursuant to Section 5.21(b), shall be final, conclusive and binding on the Buyer and the Seller. Neither the Seller nor the Buyer shall, or shall permit any of their Affiliates to, take any action to modify any of the Forms or reports (including any corrections, amendments, or supplements thereto) that are required for the making of the Election after its execution or to modify or revoke the Election following the filing of the Forms without the prior written consent of the other party. The Buyer will be responsible for filing Form 8023. Each of the Seller and the Buyer will be responsible for causing Form 8883 to be filed in a manner consistent with the Forms.
     (d) In the event that any of the Forms is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.
     (e) At Buyer’s request, Seller, the Selling Subsidiaries and Buyer shall jointly make (or cause to be made), and will take any all action necessary to effect, a timely election under Code Section 338(h)(10) (and any comparable provisions of state or local law) with respect to the purchase and sale of any of the Acquired Companies organized within the United States (the “Additional 338(h)(10) Elections”) in addition to the Election made with respect to Norland pursuant to this Section 5.21. Any request by Buyer shall be made within one hundred twenty (120) days following Closing. Buyer shall indemnify and hold Seller and the Subsidiaries of Seller that file a United States federal consolidated income Tax Return with Seller (together with Seller, the “Seller Consolidated Return Group”) harmless from and against (i) any increase in United States federal Income Tax of the Seller Consolidated Return Group for any tax period which includes the sale of assets pursuant to Section 338 of the Code and the Additional 338(h)(10) Elections over the United States federal Income Tax that would have been payable by the Seller Consolidated Return Group for the tax period which includes the sale of assets pursuant to Section 338 of the Code and the Additional 338(h)(10) Elections if the Additional 338(h)(10) Elections had not been made, (ii) any increase in any United States state or local income or franchise Tax of the Seller or a Selling Subsidiary for any tax period which includes the sale of assets pursuant to Section 338 of the Code (or any comparable provisions of state or local law) and the Additional 338(h)(10) Elections, over the United States state or local Income Tax that would have been payable, respectively, by the Seller or a Selling Subsidiary if the Additional 338(h)(10) Elections had not been made. Any indemnification payment pursuant to this Section 5.21(e) shall be treated as an adjustment to the Purchase Price; and the amount of any indemnification payable to Seller or a Subsidiary shall be grossed up to reflect the Income Tax ultimately .payable by such Person. Seller shall provide Buyer with its determination of the amount of indemnification payment due Seller and its Subsidiaries hereunder, which determination shall be accompanied by work papers and other calculations reasonably necessary to demonstrate the accuracy of the determination. If within thirty (30) days after delivery of such determination, Buyer notifies Seller in writing that Buyer objects to the determination, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) days thereafter. In the event that Buyer and Seller are unable to resolve such dispute within such twenty (20) days, Buyer and Seller shall, within ten (10) days after such twenty (20) day period, submit such disputed items to the CPA Firm for resolution under the procedures set forth in Section 2.6(c).

     (f) Notwithstanding any determination by Seller and Buyer to make any Additional 338(h)(10) Elections, no reimbursement or indemnification shall be paid by Seller to Buyer under Section 5.16(b) or (c) with respect to any increase in the state or local Income Taxes of any U.S. Acquired Companies for the Straddle Period that results from the Additional 338(h)(10) Elections.
     Section 5.22 UK VAT Provisions.
     (a) All amounts expressed in this Agreement as being payable by Buyer for the GMS Assets sold by the UK Seller hereunder (the “UK Assets”) are expressed exclusive of any VAT which may be chargeable and Buyer agrees to pay to the UK Seller in addition to such amounts, any VAT for which the UK Seller is liable to account to HMRC in respect of any supply made by the UK Seller to Buyer under or in connection with this Agreement forthwith on production of a valid VAT invoice by the UK Seller.
     (b) The parties intend that section 49 VATA and Article 5 Special Provisions Order will apply to the transfer of the UK Assets and Seller and Buyer will each use its commercially reasonable efforts to secure that pursuant to the provisions referred to above the sale of the UK Assets is treated as neither a supply of goods nor a supply of services for the purposes of VAT but as the transfer of a business as a going concern; provided, however, that nothing in this Section 5.22(b) shall require either Seller or the UK Seller to request a review of any determination by HMRC or any notification by HMRC that section 49 VATA and Article 5 Special Provisions Order does not apply to the transfer of the UK Assets.
     (c) Seller represents, warrants and undertakes to Buyer that the UK Seller is duly and properly registered for the purposes of VAT.
     (d) Buyer represents, warrants and undertakes to Seller that it is duly and properly registered for the purposes of VAT.
     (e) Buyer warrants to Seller that it will, following the Closing, use the UK Assets in carrying on the same kind of business as prior to the Closing (whether or not as part of any existing business of Buyer).
     (f) If HMRC notifies the UK Seller that HMRC does not agree that the sale of the UK Assets (or any part of them) pursuant to this Agreement falls within section 49 VATA and Article 5 Special Provisions Order, the UK Seller shall promptly upon receipt of such notification or on the Closing Date (whichever is the later) issue to Buyer a valid VAT invoice in respect of the sale of the UK Assets (or the relevant part of them). Buyer shall promptly upon receipt of such invoice pay to the UK Seller the VAT charged on the sale of the UK Assets (or the relevant part of them) in addition to the Purchase Price.
     (g) Buyer will indemnify and hold the UK Seller and Seller’s Affiliates harmless from and against any liability of the UK Seller to pay HMRC any interest, penalty or surcharge by reason of the late payment of any VAT charged on the sale of the UK Assets (or any part of them) pursuant to the provisions of this Agreement.

     Section 5.23 Termination of Certain Intercompany Accounts. Seller hereby agrees that at or immediately prior to the Closing, it shall take all necessary action to cause all Contracts, commitments or transactions between the Business, on the one hand, and Seller and/or and any of its controlled Affiliates, on the other hand, to be terminated and cancelled without any further liability and obligation and to be of no further force or effect.
     Section 5.24 Insurance. Seller shall not discontinue coverage for the Acquired Companies or the Business under the insurance policies maintained by Seller, that are “occurrence” policies currently maintained for the benefit of the Acquired Companies and the Selling Subsidiaries, with respect to the Business (the “Seller Insurance Policies”), with respect to occurrences prior to the Closing Date, regardless of whether claims are made prior to or after the Closing Date so long as the Business complies after the Closing Date with the terms of the Seller Insurance Policies. Seller will use its commercially reasonable efforts to assist the Business in tendering claims to the applicable insurers under the Seller Insurance Policies and to provide the Business with any proceeds in a timely fashion of all claims made by or with respect to the Business under the Seller Insurance Policies. Buyer acknowledges and agrees that Seller shall have no obligation to maintain, and Buyer and the Acquired Companies shall have no rights with respect to claims asserted on or after the Closing Date, under any insurance policy that is a “claims made” type of policy maintained by Seller for the benefit of the Acquired Companies and the Selling Subsidiaries, with respect to the Business. Buyer acknowledges that claims under several of the Seller Insurance Policies are administered by the insurance carrier in such a way that the insurance carrier makes payments on behalf of the insured for which the carrier is entitled to reimbursement (the “Carrier Reimbursement”) from Seller, generally equal to the amount of the applicable deductible for such claim under the policy. Buyer agrees to promptly (but in no event later than five (5) Business Days prior to the date on which Seller is obligated to pay any Carrier Reimbursement) to pay to Seller an amount equal to the Carrier Reimbursement with respect to claims asserted by the Acquired Companies, Buyer or any of its Affiliates. Seller may, subject to the consent of the applicable insurance carrier, require Buyer to pay the Carrier Reimbursements directly. Buyer shall, and shall cause the Acquired Companies to, execute all reasonably required documentation to effect such direct payment of the Carrier Reimbursement.
     Section 5.25 Cash Sweep. On or before Closing, Seller shall use its reasonable efforts to sweep all cash and cash equivalents from each bank account of the Acquired Companies so that the balances of each such account shall be zero dollars ($0) at the Effective Time; provided, however, that Seller shall only sweep out such cash and cash equivalents to the extent and otherwise in accordance with the Cash Retention and Release Plan. Notwithstanding anything to the contrary express or implied in this Agreement or the Cash Retention and Release Plan, at the Effective Time, each Acquired Company shall have paid-in capital in an amount that is not less than the greater of (A) the amount shown as the issued capital stock of such Acquired Company on Section 3.11 of the Seller Disclosure Letter and (B) the minimum amount of paid-in-capital required under applicable Law.
     Section 5.26 Excluded Shares. On or before Closing, Seller shall cause the applicable Acquired Companies to transfer all of the Excluded Shares to an Affiliate of Seller other than an Acquired Company.

     Section 5.27 Transactions with Affiliates. Except for (i) the Ancillary Agreements and the other agreements and instruments required to be delivered pursuant hereto or thereto and (ii) the contracts, agreements or licenses disclosed on Section 5.27 of the Seller Disclosure Letter, all of the Contracts related predominantly to the Business between the Business, on the one hand, and the Seller or any of its Affiliates, on the other hand, will be terminated effective as of the Effective Time.
     Section 5.28 United States Workers’ Compensation Reserve. Prior to Closing, Seller shall transfer to the Business the reserve for workers’ compensation claims on Seller’s books to the extent related to the Business. Such reserve shall not be included in the Final Closing Working Capital Statement.
     Section 5.29 Indebtedness.
     (a) Prior to the Closing Date, Seller shall extinguish or cause to be extinguished (i) all Indebtedness, including all Indebtedness of any Acquired Company, and (ii) all guarantees by any Acquired Company of any Indebtedness, except for those guarantees with respect to the obligations of the other Acquired Companies or with respect to the Business conducted at the GMS Facilities. Prior to the Closing Date, Seller shall use its commercially reasonable efforts to extinguish or cause to be extinguished all guarantees by any Acquired Company of the obligations of any third party; provided, however, that to the extent Seller is unable to extinguish or cause to be extinguished such guarantees, Seller shall indemnify and hold Buyer and its Affiliates harmless for any Losses incurred by Buyer or its Affiliates from and after the Closing with respect to such guarantees.
     (b) Prior to the Closing Date, Seller shall have caused to be released all Encumbrances securing Indebtedness in and upon any of the Business Assets, other than Permitted Encumbrances.
     Section 5.30 Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if Seller, a Selling Subsidiary or an Acquired Company becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or any Selling Subsidiary’s or Acquired Company’s discovery of, such fact or condition. Should any such fact or condition require any change to the Seller Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Seller Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Article VIII or Article IX. During the same period, Seller and the Selling Subsidiaries also shall promptly notify Buyer of the occurrence of any breach of any covenant or other obligation of Seller in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely.
     Section 5.31 Title Insurance for GMS Real Property. Seller shall assist and reasonably cooperate with Buyer in Buyer’s effort to obtain, at Buyer’s sole cost and expense,

prior to the Closing, (i) a 2006 ALTA Owner’s Title Insurance Policy (or binding marked-up commitment from the title company to provide such insurance) or other form of policy reasonably acceptable to Buyer (“Title Policy”), by the title company (the “Title Company”) together with a copy of all documents referenced therein insuring Buyer’s fee simple title to each parcel of GMS Real Property, as of the Closing Date, with gap coverage from the Title Company through the date of recording, subject only to Permitted Encumbrances, in such amount as Buyer reasonably determines to be the value of the Owned Real Property insured thereunder. Buyer shall execute and deliver such affidavits, certificates and other documents customarily requested by the Title Company to be signed and delivered by sellers in similar transactions necessary to obtain the Title Policy.
     Section 5.32 Additional Covenants Relating to Foreign Subsidiaries.
     (a) Works Council Notifications.
     (i) Seller shall, and shall cause the Selling Subsidiaries and the Acquired Companies to, timely, duly and properly make and complete all notifications and consultations with all Governmental Authorities, employees, works councils, worker committees, labor unions, and other similar groups of employees relating to the transactions contemplated by this Agreement that are required under any collective bargaining agreement, employment contract, other term of employment, and/or applicable Law prior to the Closing, except as set forth in Section 5.32 of the Seller Disclosure Letter.  Seller shall consult with Buyer prior to giving any such notice or engaging in any such consultations and afford Buyer the opportunity to review and comment upon the terms of any such notice and to participate in any such consultations and Buyer shall perform such review and provide its comments, if any, in a timely manner.
     (ii) Notwithstanding anything to the contrary contained in this Agreement, (1) the contemplated acquisition by Buyer of the Shares of Teleflex Morse SARL, Teleflex Automotive France SAS, SCI La Clusienne, and Teleflex Fluid Systems Europe BV and the Business Assets located in the United Kingdom, and (2) the covenants in Section 5.4 with respect to the Transferred Employees of those Acquired Companies and the UK Employees, shall be suspended until, and shall be conditioned upon, the notifications and consultations required under Section 5.32(a)(i) have been completed.
     (b) Teleflex Capro Pty Ltd. Seller shall cause all registered Intellectual Property that is purported to be owned by Teleflex Capro Pty Ltd (including all such Intellectual Property acquired from Henderson’s Industries Pty Ltd. or Henderson’s Automotive, Inc. to be duly registered in its name and shall deliver evidence thereof to Buyer.
     (c) Teleflex Componentes Automotivos Brasil Ltda. Seller shall cause the Lease relating to the facility of Teleflex Componentes Automotivos Brasil Ltda to be duly registered in the appropriate real estate records and shall deliver evidence thereof to Buyer.

     (d) Teleflex Morse S.A.R.L. and Teleflex Automotive France SAS. Seller shall cause the 2006 accounts for the French SARL Acquired Company and for the French SAS Acquired Company to have been duly approved and filed with the appropriate French Commercial Court. Seller shall cause the Selling Subsidiaries of the French SARL Acquired Company to restore all required capital amounts (including converting intercompany debt into equity in accordance with Law) to the French SARL Acquired Company as required by applicable Law and shall deliver evidence thereof to Buyer.
     (e) Teleflex Automotovice Slovakia s.r.o. Seller shall further execute and deliver, and cause its Affiliates to execute and deliver, a declaration and agreement, in form and substance reasonably acceptable to Buyer, pursuant to which each of them shall ratify all prior transfers of Seller’s (or Affiliates of Seller) capital stock (or equity equivalents) of Teleflex Automotive Slovakia s.r.o., other than for transfers approved and properly registered by the Commercial Register. Seller shall use its reasonable best efforts to renegotiate the current Lease of the Teleflex Automotive Slovakia s.r.o. in Slovakia on terms reasonably acceptable to Buyer and shall deliver evidence thereof to Buyer.
     (f) Teleflex Fluid Systems Europe S.L. and Teleflex Morse S.L. Seller shall cause the 2006 annual accounts and Corporate Tax Return for Teleflex Fluid Systems and Teleflex Morse S.L. to be duly filed and paid and shall deliver evidence thereof to Buyer.
     Section 5.33 HK Restructuring and Chinese Acquired Companies. Each of the covenants set forth in Appendix G is incorporated in full into this Article V.
ARTICLE VI
CONDITIONS TO THE PURCHASE AND SALE
     Section 6.1 Conditions to the Obligations of Buyer. The obligation of Buyer at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following conditions:
     (a) (i) Each of the representations and warranties of Seller in this Agreement that contains an express Material Adverse Change or materiality qualification, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date) in all respects, and (ii) all other representations and warranties of Seller in this Agreement, considered individually and collectively, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date) in all material respects.
     (b) The covenants, terms, conditions and agreements required by this Agreement to be performed by Seller, the Selling Subsidiaries and the Acquired Companies on or prior to the Closing Date shall have been duly performed or complied with in all material respects prior to the Closing; provided, however, that, notwithstanding the foregoing, the covenants contained in Section 5.8(a) and in Sections 5.32(b)–(f) shall not be conditions precedent to Buyer’s obligation to consummate the transactions contemplated by this Agreement at the Closing, and the Closing shall not, however, constitute a waiver of any rights that Buyer may have with respect thereto.
     (c) Buyer shall have been furnished with (i) a certificate executed by an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions contained in Sections 6.1(a) and 6.1(b) have been fulfilled; (ii) the other documents and instruments required to be delivered by Seller and the Selling Subsidiaries pursuant to Section 2.7; (iii) a release executed by Seller and each Selling Subsidiary in substantially the form attached as Exhibit N; (iv) resignations of all directors, officers, proxies, powers of attorneys, and similar positions of each Acquired Company as directed by Buyer and (v) a legal opinion of Seller’s internal legal counsel substantially in the form of Exhibit P.
     (d) No order, decree or judgment of any court or tribunal of competent jurisdiction that makes the consummation of the purchase and sale of the Business illegal shall have been issued and be in effect, and since the date of this Agreement, there must not have been commenced or threatened against Buyer or any its Affiliates, any proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.
     (e) The waiting period required by the HSR Act and any comparable foreign legal requirement relating to competition laws, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division or other foreign Governmental Authority, as applicable, shall have expired or been terminated by the FTC and the Antitrust Division or such foreign Governmental Authority.
     (f) Each of the consents identified on Appendix E (the “Material Consents”) shall have been obtained and shall be in full force and effect.
     (g) Between the date hereof and the Closing Date, no changes, effects, events, occurrences, state of facts or developments that, individually or in the aggregate, would reasonably be likely to constitute, a Material Adverse Change shall have occurred.
     Section 6.2 Conditions to the Obligations of Seller. The obligation of Seller at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:
     (a) (i) Each of the representations and warranties of Buyer in this Agreement that contains an express Material Adverse Change or materiality qualification, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date) in all respects, and (ii) all other representations and warranties of Buyer in this Agreement, considered individually and collectively, shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date) in all material respects.
     (b) The covenants of Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects.
     (c) Seller shall have been furnished with (i) a certificate executed by an authorized officer of Buyer, dated as of the Closing Date, certifying to the effect that the conditions contained in Sections 6.2(a) and 6.2(b) have been fulfilled and (ii) the other documents and instruments required to be delivered by Buyer pursuant to Section 2.7.
     (d) No order, decree or judgment of any court or tribunal of competent jurisdiction which makes the consummation of the purchase and sale of the Business illegal shall have been issued and be in effect, and since the date of this Agreement, there must not have been commenced or threatened against Seller or any its Affiliates, any proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.
     (e) The waiting period required by the HSR Act and any comparable foreign legal requirement relating to competition laws, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division or other foreign Governmental Authority, as applicable, shall have expired or been terminated by the FTC and the Antitrust Division or such foreign Governmental Authority.
     (f) Each of the Material Consents shall have been obtained and shall be in full force and effect.
ARTICLE VII
AMENDMENT AND WAIVER
     Section 7.1 Amendment and Modification. This Agreement may only be amended or modified in writing signed by Seller and Buyer.
     Section 7.2 Waiver. At any time prior to the Closing, either Seller or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed by the party expressly granting such extension or waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION
     Section 8.1 Survival. The representations, warranties and covenants (to the extent such covenants relate to the performance of obligations prior to the Closing) contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1, 3.5(a) (with respect to the last sentence thereof only), 3.6(a) (with respect to the first sentence thereof only), 3.11, 3.14(f) (with respect to the first sentence thereof only) and 4.1 shall survive the Closing indefinitely, the representations and warranties contained in Sections 3.13 and 3.17 shall survive the Closing until the date that is thirty (30) days following the applicable statute of limitations period, the representations and warranties contained in Section 3.16 shall survive the Closing until the date that is five (5) years after the Closing Date; and the representations and warranties contained in Section 3.21 shall survive the Closing until the date that is thirty (30) months after the Closing Date. The covenants contained in this Agreement which relate to the performance of obligations after the Closing shall survive the Closing for the periods contemplated by their terms.
     Section 8.2 Indemnification.
     (a) From and after the Closing Date and subject to Sections 8.1 and 8.4, Seller agrees to indemnify and hold harmless Buyer, its Affiliates (including the Acquired Companies) or any of their directors, officers, employees and stockholders (collectively, the “Buyer Parties”) against and in respect of any and all losses, claims, damages, liabilities, Taxes, fines, assessments, penalties, reasonable costs and expenses, including reasonable legal fees and expenses (collectively, “Losses”), resulting or arising from:
     (i) any breaches of Seller’s representations and warranties set forth in this Agreement;
     (ii) any breach of any covenant or obligation of Seller set forth in this Agreement;
     (iii) any Excluded Liability or any liability arising out of the Excluded Assets; and
     (iv) any matter disclosed in Section 8.2(a)(iv) of the Buyer Disclosure Letter.
     (b) From and after the Closing Date and subject to Section 8.1 and 8.4, Buyer shall indemnify and hold harmless Seller and the Selling Subsidiaries, their Affiliates or any of their directors, officers, employees and stockholders (collectively, the “Seller Parties”) against and in respect of any and all Losses resulting or arising from or otherwise relating to (i) any breaches of Buyer’s representations and warranties set forth in this Agreement; provided, however, that a breach of Section 4.9 shall only limit Buyer Parties’ right to indemnification pursuant to Section 8.2(a)(i) and shall not entitle the Seller to assert a claim for Losses with respect thereto, (ii) any breach of any covenant of Buyer set forth in this Agreement, (iii) the operation of the Business or the Business Assets by or on behalf of Buyer after the Effective Time or (iv) any Business Liability.
     (c) Any payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price. Such amount shall, to the extent attributable to a specific GMS Asset, be allocated to the portion of the Purchase Price attributable to such GMS Asset, as determined pursuant to Section 2.9.
     (d) Any claims for indemnification in respect of breaches by Seller of the representations and warranties contained in Section 3.16 shall be brought pursuant to Section 8.2(a), except to the extent that a Response Action is required to be conducted at any Facility in connection therewith, in which case such claim shall be brought pursuant to Section 8.8 and not Section 8.2(a).
     (e) Any claims for indemnification for (i) Income Taxes shall be exclusively governed by and brought pursuant to Section 5.16 other than pursuant to Section 8.2(a) in respect of breaches by Seller of the representations and warranties contained in Section 3.17 (which shall not be in duplication of any indemnification under Section 5.16), (ii) employment related matters shall be exclusively governed by and brought pursuant to Section 5.4 and (iii) UK VAT shall be exclusively governed by and brought pursuant to Section 5.22.
     Section 8.3 Method of Asserting Claims, etc. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. The Indemnifying Party shall have ninety (90) days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article VIII. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any third party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the third party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense of the claim by the Indemnifying Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article VIII. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its best efforts in the defense of all such claims. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the estimated amount of the liability asserted against the Indemnifying Party by reason of the claim.
     Section 8.4 Indemnification Amounts.
     (a) Seller shall not have liability under Section 8.2(a)(i) until the aggregate amount of Buyer’s Losses attributable to indemnification claims for which a Claim Notice was properly delivered to Seller pursuant to Section 8.3 exceeds $12,500,000 (the “Basket Amount”), in which case Buyer shall be entitled to Losses attributable to indemnification claims in an amount up to fifteen percent (15%) of the Purchase Price in the aggregate (the “Cap Amount”); provided, however, that Seller shall be liable only for the amount by which all Losses (up to the Cap Amount) under Section 8.2(a)(i) exceed the Basket Amount; provided, further, that no individual claim for payment of a Loss may be made under Section 8.2(a)(i) unless such claim is an amount of $25,000 or greater (the “Individual Claim Threshold”); and provided, further, (i) that the Basket Amount, Cap Amount and Individual Claim Threshold limitations shall not apply to any Losses arising under Sections 3.1, 3.2 (with respect to subsection (a) thereof only), 3.5(a) (with respect to the last sentence thereof only), 3.6(a) (with respect to the first sentence thereof only), 3.11, 3.13 (with respect to Losses resulting or arising from breaches of representations and warranties therein with respect to Retained Benefit Plans only), Section 3.14(f) (with respect to the first sentence thereof only) and Section 3.15; and (ii) with respect to any Losses arising under Section 3.21, Buyer shall, subject to the Basket Amount and the Individual Claim Threshold, be entitled to Losses in excess of the Cap Amount, with such excess being equal to the difference between $160,000,000 and the Cap Amount.
     (b) Buyer shall not have liability under Sections 8.2(b)(i) until the aggregate amount of Seller’s Losses attributable to indemnification claims for which a Claim Notice was properly delivered to Buyer pursuant to Section 8.3 exceeds $12,500,000 (the “Buyer Basket Amount”), in which case Seller shall be entitled to Losses attributable to indemnification claims in an amount up to fifteen percent (15%) of the Purchase Price in the aggregate (the “Buyer Cap Amount”); provided, however, that Buyer shall be liable only for the amount by which all Losses (up to the Buyer Cap Amount) under Section 8.2(b)(i) exceed the Buyer Basket Amount; provided, further, that no individual claim for payment of a Loss may be made under Section 8.2(b)(i) unless such claim is an amount of $25,000 or greater (the “Buyer Individual Claim Threshold”); and provided, further, that the above Buyer Basket Amount, Buyer Cap Amount and Buyer Individual Claim Threshold limitations shall not apply to any Losses arising under Sections 4.1, 4.2 (with respect to subsection (a) thereof only) or 4.4.
     Section 8.5 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Sections 8.2 or 8.8 shall be net of (a) any amounts actually recovered by the Indemnified Party with respect to such Loss pursuant to any indemnification by or indemnification agreement with any third party, (b) any insurance or other sources of reimbursement actually recovered with respect to such Loss (each source named in clauses (a) and (b), a “Collateral Source”), (c) with respect to claims under Section 8.2(a)(i), any amounts paid by Seller pursuant to Section 8.8 with respect to such Loss and (d) accruals or reserves (or overstatement of liabilities in respect of actual liability) included in the Financial Information or the Final Closing Working Capital Statement. In addition, the Indemnifying Party will have no liability in respect of any Losses arising under Section 8.2(a)(i) or Section 8.1(b)(i), (i) except as otherwise provided in this Agreement, to the extent they arise or are incurred as a result of the passing of, or a change in, any law or administrative practice of a Governmental Authority after the Closing Date, (ii) if they would not have arisen but for any reasonable act, omission, transaction or arrangement carried out at the request of or consent of the Indemnified Party before Closing or (iii) if they would not have arisen solely but for any material voluntary act, omission, transaction or arrangement carried out after Closing by the Indemnified Party or any of the Indemnified Party’s respective directors, employees or agents or successors in title other than in the ordinary course of the Business. The parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy a breach that gives rise to the Loss and shall use its commercially reasonable efforts to collect amounts due from Collateral Sources. The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under Sections 8.2 or 8.8 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.
     Section 8.6 Sole Remedy/Waiver. Except in the case of actual fraud, the parties hereto acknowledge and agree that the remedies provided for in this Agreement or the Ancillary Agreements shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement or the Ancillary Agreements. No amount shall be recoverable under this Agreement by any Seller Party or Buyer Party to the extent such Seller Party or Buyer Party has asserted a claim or received indemnification for such Loss under any Ancillary Agreement. In furtherance of the foregoing, the parties hereby waive and release (and agree to cause their respective Affiliates to waive and release), to the fullest extent permitted by Law and, except for claims of actual fraud, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates, or Buyer or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including any such statute, law, ordinance, rule, regulation or judicial decision relating to environmental matters or arising under or based upon any securities law, ERISA common law or otherwise) in respect of the subject matter of this Agreement and the Ancillary Agreements. The parties shall be entitled to such remedies as shall be available at law or in equity with respect to any willful breach of this Agreement prior to the Closing, or if this Agreement is terminated to the extent provided in Section 9.2. The Indemnified Party is not entitled to recover damages or otherwise retain payment, reimbursement or restitution more than once in respect of the same loss or liability. This Section 8.6 shall survive Closing.
     Section 8.7 No Consequential or Punitive Damages. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for any consequential or punitive damages or for diminution in value or loss of profit that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder other than damages paid to an unaffiliated third party claimant.
     Section 8.8 Response Actions for Releases of Hazardous Substances.
     (a) Following the Closing, in the event there is any investigation, remediation or other response or compliance action pertaining to the Release of Hazardous Substances in connection with the Business with respect to which a claim for indemnification may be made pursuant to Article VIII (“Response Action”), the Indemnifying Party may choose whether to perform the Response Action or pay for performance by the Indemnified Party; provided, however, that with respect to any Response Actions required for Seller to comply with its Transfer Act obligations pursuant to Section 5.18 above, Seller or, at its election, the applicable Selling Subsidiary, shall be the Performing Party. The party performing the Response Action shall be referred to as the “Performing Party.”
     (b) The Performing Party shall use its commercially reasonable efforts to avoid and minimize any damage to real or personal property or harm to any persons, and to minimize any interference with or disruption of the other party’s operations and business. All required Response Actions shall be diligently and expeditiously performed. The other party shall reasonably cooperate with the Performing Party, including providing reasonable access to perform necessary Response Actions.
     (c) The Performing Party shall select an environmental consultant who is reasonably satisfactory to the other party.

     (d) All Response Actions shall meet the Appropriate Remediation Standard. The “Appropriate Remediation Standard” shall mean the least stringent, publicly available or routinely applied remediation standards, regulations, ordinances or other requirements of Environmental Laws imposed by any applicable Governmental Authority with jurisdiction consistent with the current use of the property. The parties agree to utilize customary institutional and engineering controls and environmental use restrictions as reasonably available to satisfy the Appropriate Remediation Standard and to cooperate in obtaining all necessary approvals of the use of such controls. Such controls or restrictions may include: (a)(i) prohibitions on use of the property for any purpose other than for industrial/commercial activity, (ii) rendering soil environmentally isolated or inaccessible (with provision reasonably acceptable to Buyer for access and modification if needed in Buyer’s business judgment and in a manner protective of the risks and pathways for which the isolation or containment was established) and (iii) prohibitions on the use of groundwater for drinking water purposes; (b) petitioning the applicable regulatory authority to change the groundwater classification underlying the property or agreeing to a groundwater classification area or well restriction area; (c) applying for one or more variances, including technical impracticability variances; or (d) any other available methods that otherwise allow Seller to achieve compliance with the Appropriate Remediation Standards; provided, that the foregoing would be consistent with the use of the property at Closing.
     (e) The Performing Party shall (i) notify the other party prior to commencing, performing or completing any Response Actions, (ii) keep the other party reasonably informed of the progress of any Response Actions and provide copies of any final proposed response, remediation, investigation or sampling plans and the results of sampling and analysis (including any status reports of work in progress or reports required to be submitted to any Governmental Authority or third party), (iii) provide the other party an opportunity to attend, at its cost and expense, any meeting with any Governmental Authority regarding the Response Actions and (iv) provide the other party an opportunity to obtain splits of any samples obtained in the course of conducting Response Actions.
     (f) Neither party shall be responsible or liable to the other under the indemnities provided in Article VIII for any Losses (including the cost and expenses associated with any Response Action) incurred to achieve remediation standards in excess of the Appropriate Remediation Standards, or for Response Actions not required under applicable Environmental Laws or by any Governmental Authority or required as a result of Non-Required Testing. “Non-Required Testing” means any and all environmental sampling, testing and analyses of the ambient or indoor air, soils, groundwater, surface waters, interior of any building or building components that is not required under applicable Environmental Laws or the requirements of any Governmental Authority to meet an Appropriate Remediation Standard.
     (g) In no event shall Seller or any post-Closing Affiliate of Seller be responsible for any Response Action required as a consequence of a Release, threat of Release or any other occurrence following the Closing or any exacerbation of any environmental condition on or after Closing by Buyer or its Affiliates, their successors or assigns or anyone acting by or on their behalf.

     (h) In the event of a conflict between this Section 8.8 and the other Sections in Article VIII, this Section 8.8 shall control.
     (i) Subject to the provisions of Article VIII, in respect of any Real Property located in the United Kingdom, Seller and Buyer agree that if any remediation notice served on either of them or any Environmental Authority wishes to recover the costs of a remediation action under Part IIA of the Environmental Protection Act 1990, then, as between Seller and Buyer, the sole responsibility for complying with such notice or requirement or payment of such costs is to rest with Buyer to the exclusion of Seller. Buyer and Seller agree that the provisions of this Section 8.8(i) constitute an agreement on liabilities for the purpose of Part IIA of the Environmental Protection Act 1990 and the statutory guidance issued in respect of it (including, without limitation, paragraph D38 of DETR circular 01/2006) and the parties acknowledge that either party may show it to any Environmental Authority for the purpose of establishing any allocation of liability in the event of any action by an Environmental Authority.
     Section 8.9 No Set-Off. Neither Buyer nor Seller shall have any right to setoff any Losses (including indemnification obligations under Sections 8.2 and 8.8) against any payments to be made by either of them pursuant to this Agreement, the Ancillary Agreements, or otherwise.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by written agreement of Buyer and Seller;
     (b) by Seller or Buyer, if the waiting period required by the HSR Act has not expired or been terminated on or before the first (1st) anniversary of the date of this Agreement; provided, that the party seeking to terminate the Agreement shall not be in violation of its obligations under Section 5.2(c);
     (c) by either Buyer or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to the date that is six (6) months after the date hereof (unless the failure to consummate the Closing by such date (i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement, or (ii) is due to (x) the continuance of a waiting period or lack of an approval required under the HSR Act (or from any other Governmental Authority in connection with antitrust, competition, merger control and similar laws, rules and regulations) or (y) the failure to satisfy the conditions set forth in Section 6.1(d) or (e) or 6.2(d) or (e), as the case may be, in which event (in the case of either (x) or (y) above) neither party may rely upon this Section 9.1(c) to terminate this Agreement until the first (1st) anniversary of the date of this Agreement);

     (d) by either Seller or Buyer if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; or
     (e) by the non-breaching party, by giving written notice of such termination to the other party, if, there has been a breach by such other party of any representation, warranty or covenant in this Agreement, which breach is the sole cause of the failure of the conditions in Article VI to be satisfied, and such breach is not cured prior to the earlier of the date that is six (6) months after the date hereof and the date which is thirty (30) days after the breaching party’s receipt of written notice of such breach.
     Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14, and except that nothing herein will relieve any party from liability for any willful breach of any representation or failure to perform any covenant set forth in this Agreement prior to such termination.
     Section 9.3 Notices of Breaches, etc. Each party to this Agreement agrees that it shall promptly notify in writing the other party hereto if such notifying party becomes aware of any breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, any representation, warranty or covenant of such notifying party or of such other party.
     Section 9.4 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Buyer shall upon request from Seller promptly return to Seller all books, records and documents (including all copies, if any, thereof) furnished by Seller, the Acquired Companies, the Selling Subsidiaries, or any of their respective agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person, except as may be compelled by applicable law or legal process after giving Seller reasonable opportunity to seek and obtain a protective order.
     Section 9.5 Collection of Receivables or Excluded Assets. Seller shall, and shall cause the Selling Subsidiaries to, by letter prepared by Buyer (the “Letter”), authorize, instruct and direct that the account parties of all accounts, notes and receivables constituting GMS Assets (such parties, the “Seller Account Parties”) shall make and deliver all payments relating thereto on or after the Closing to such location, bank and account as Buyer shall specify. If, notwithstanding such Letter, any of the Seller Account Parties remit payments on or after the Closing to Seller or a Selling Subsidiary, Seller agrees that it shall deliver, or cause the Selling Subsidiary to deliver, on a weekly basis all such payments to Buyer or pay to Buyer on a weekly basis an amount equal to such payments received during that week. If Buyer or any Acquired

Company receives a payment that does not constitute a Business Asset, Buyer or the Acquired Company, as the case may be, shall promptly pay such amount to the Seller.
     Section 9.6 Expenses. Unless otherwise provided herein, the parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the transactions contemplated hereby, including filing fees.
     Section 9.7 Assignment. Except as provided in the following sentence, this Agreement may not be assigned, by operation of law, sale of substantially all the assets of a party, or otherwise. Buyer may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to a subsidiary of Buyer; provided, however, that in such event, Buyer shall remain fully liable for the fulfillment of all such obligations and liabilities hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.
     Section 9.8 Entire Agreement; No Third Party Rights. Except as otherwise contemplated herein, this Agreement (along with the Seller Disclosure Letter and the Buyer Disclosure Letter) and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement); and (b) are not intended to confer upon any Person other than the parties to this Agreement (and with respect to the rights under Sections 8.2(a) and 8.2(b) only, the Buyer Parties and Seller Parties, respectively) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Except as provided in the immediately preceding sentence, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. The parties acknowledge that both Buyer and Seller participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms (including, by way of illustration and not limitation, an instance where a warranty in a deed of transfer imposes, implicitly or explicitly, greater obligations on the grantor than are imposed by the terms of this Agreement) in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.
     Section 9.9 Disclosure Letters. The disclosure of any matter in any section of the Seller Disclosure Letter or the Buyer Disclosure Letter shall be deemed to be a disclosure for each representation and warranty to which it is reasonably apparent from the disclosure that such matters relate. Inclusion of any matter in any Section of either the Seller Disclosure Letter or the Buyer Disclosure Letter shall expressly not be deemed to constitute an admission by Seller or

Buyer or otherwise imply that any such matter is material, has a Material Adverse Change or creates a measure for, or further defines the meaning of, materiality or Material Adverse Change and their correlative terms for the purposes of this Agreement. Any capitalized and undefined term used in any section to the Seller Disclosure Letter and the Buyer Disclosure Letter shall have the same meaning that is assigned to such term in this Agreement.
     Section 9.10 Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.
     Section 9.11 Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any, way affect the meaning or interpretation of this Agreement.
     Section 9.12 Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the parties at the following addresses (or a such other addresses as shall be specified by like notice):
     (a) if to Seller, to:
Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468
Attention: General Counsel
Facsimile: +1 (610) 948-2011
With a copy to:
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Attention: Craig Circosta
Facsimile: +1 (215) 864-9747
     (b) if to Buyer, to:
Kongsberg Automotive Holding ASA
Dyrmyrgata 45
P.O. Box 62
Kongsberg, Norway NO-3601
Attention: Olav Volldal, CEO
Facsimile: (+47) 32 77 05 09

With a copy to:
Miller, Canfield, Paddock and Stone P.L.C.
150 W. Jefferson, Suite 2500
Detroit, MI 48226
Attention: Richard A. Walawender
Facsimile: +1 (313) 496-8450
     Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.
     Section 9.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof, except to the extent matters of title, leasing, and similar in rem issues require the application of the laws of jurisdiction in which the Facility is located and which is the subject matter of the legal dispute. Seller and Buyer hereby agree and consent to be subject to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court located in the State of Delaware and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES THAT NEITHER IT NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.
     Section 9.14 Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 9.15 Public Announcements. Buyer and Seller agree to issue a joint press release with respect to the execution and delivery of this Agreement and the transactions contemplated hereby, which press release shall be substantially in the form of the draft previously approved by both parties on the date hereof. Seller and Buyer shall agree on the time and manner of distribution of the press release, and neither party shall make the press release public prior to such time. Buyer and Seller agree (a) not to make any formal public written announcements, press releases or statements to the media, financial community or customers or suppliers of the Business with respect to the Business or the terms of the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld, and (b) to consult with each other regarding any other proposed written public announcements or statements with respect to this Agreement and the transactions contemplated hereby to the extent practicable; provided, however, that the parties may make any such announcements or statements which such party has been advised by counsel may be required by applicable law, rule or regulation (including stock exchange regulations) or, in the case of clause (ii), where such consultation is impracticable under the circumstances.
[Signatures on Following Page]

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

TELEFLEX INCORPORATED
By	/s/ John Sickler
	Name:	John Sickler
	Title:	Vice Chairman

KONGSBERG AUTOMOTIVE HOLDING ASA
By	/s/ Olav Volldal
	Name:	Olav Volldal
	Title:	CEO

APPENDIX A
DEFINITIONS
     The definitions set forth in Appendix G are incorporated in full in this Appendix A. The following terms shall have the meanings set forth or as referred to below (references to specific Articles and Sections are to the Articles and Sections of the Agreement, unless specifically stated otherwise):
     “Accounts Payable” shall mean the (i) Acquired Accounts Payable and (ii) GMS Accounts Payable.
     “Accounts Receivable” shall mean the (i) Acquired Accounts Receivable and (ii) GMS Accounts Receivable.
     “Acquired Accounts Payable” shall mean trade accounts payable of the Acquired Companies as of any determination date hereunder, excluding trade payables for services or products supplied to the Acquired Companies by the Seller or any Affiliate of the Seller (other than the Acquired Companies).
     “Acquired Accounts Receivable” shall mean the trade accounts receivable of the Acquired Companies as of any determination date hereunder, excluding trade receivables for products or services provided by the Acquired Companies to the Seller or any Affiliate of the Seller (other than the Acquired Companies).
     “Acquired Companies” shall mean those entities listed on Appendix B attached hereto.
     “Acquired Company Leased Property” shall have the meaning set forth in Section 3.5(b).
     “Acquired Inventory” shall mean all inventory of the Acquired Companies held for resale by the Acquired Companies and all raw materials, work in process, finished products, shipments in transit for which title has passed to the Acquired Companies as of the Effective Time, wrapping, supply and packaging items, including any such being held by (A) customers of the Business pursuant to consignment arrangement or (B) suppliers of the Business under tolling arrangements.
     “Acquired Supplies” shall mean all supplies and similar materials of the Acquired Companies.
     “Additional 338(h)(10) Elections” shall have the meaning set forth in Section 5.21(e).
     “Adjustment Allocation” shall have the meaning set forth in Section 2.9.
     “Adjustment Payment” shall have the meaning set forth in Section 2.6(e).

     “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
     “Agreement” shall mean this Agreement, all appendices and exhibits hereto, the Seller Disclosure Letter and the Buyer Disclosure Letter.
     “Allocation” shall have the meaning set forth in Section 2.9.
     “Ancillary Agreements” shall mean the Assumption Agreement, Bill of Sale, the Conveyancing Documents, the Transition Services Agreement, the GMS Intellectual Property Asset Transfer Agreement, the Intellectual Property License Agreement, the Intellectual Property Grant-Back License Agreement, the Hagerstown Lease Agreement, the Limerick Lease Agreement, the Post-Closing Confidentiality Agreement, the Supply Agreements and the Morse License Agreement.
     “Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.
     “Acquired Company Owned Property” shall have the meaning set forth in Section 3.5(a).
     “Appropriate Remediation Standard” shall have the meanings set forth in Section 8.8(d).
     “Asset Allocation” shall have the meaning set forth in Section 2.9.
     “Assumed Liabilities” shall have the meaning set forth in Section 2.3.
     “Assumption Agreement” shall mean the Assignment and Assumption Agreement between Buyer, on the one hand, and Seller and the Selling Subsidiaries, on the other hand, in substantially the form of Exhibit A.
     “Audited Financial Information” shall have the meaning set forth in Section 3.3.
     “Basket Amount” shall have the meaning set forth in Section 8.4.
     “Benefit Plans” shall have the meaning set forth in Section 3.13(a).
     “Bill of Sale” shall mean the Bill of Sale made by the Seller and the Selling Subsidiaries for the benefit of the Buyer in substantially the form of Exhibit B.

     “Books and Records” shall mean all books, ledgers, files, reports, plans and operating records.
     “Business” shall mean the development, manufacture and sale of (i) shift towers, shifters, shift knobs, lumbar products, head restraints and other seat modules, seat actuators and other electro-mechanical devices and cables to original equipment manufacturers and Tier 1 suppliers in automotive markets, (ii) steering systems, shifters, heavy duty cables, light duty cables, fixed and adjustable foot pedals, displays and electronics to manufacturers in vehicular (but not marine vessel) and related industrial markets and (iii) nylon and nylon assemblies, convoluted hose, smooth bore PTFE hose, fittings and connectors and fluid delivery systems to the customers, and in the markets, described in (i) and (ii) above, as conducted by Seller, the Selling Subsidiaries and the Acquired Companies as of the date hereof (and with such changes thereto as are permitted by this Agreement, including Section 5.3).
     “Business Assets” shall mean (a) the Cash Deposits, (b) GMS Assets and (c) the Limerick Assets, and (d) all of the property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, owned, leased or licensed, as applicable, of the Acquired Companies (cash or cash equivalents that are to be retained by certain Acquired Companies pursuant to this Agreement or the Cash Retention and Release Plan).
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, London, England or Oslo, Norway are authorized or obligated by Law to not open or remain closed.
     “Business Employees” shall have the meaning set forth in Section 5.4(a).
     “Business Liabilities” shall mean (a) the Assumed Liabilities and (b) all liabilities or obligations of the Acquired Companies of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of any Acquired Company (except for the Excluded Liabilities).
     “Buyer” shall have the meaning set forth in the Preamble.
     “Buyer Competing Business” shall have the meaning set forth in Section 5.14(b).
     “Buyer Disclosure Letter” shall mean the disclosure letter delivered by Buyer to Seller concurrently with the execution and delivery of this Agreement.
     “Buyer Non-Compete Period” shall have the meaning set forth in Section 5.14(c).
     “Buyer Parties” shall have the meaning set forth in Section 8.2(a).
     “Buyer’s Cafeteria Plan” shall have the meaning set forth in Section 5.4(e).

     “Buyer’s Savings Plan” shall have the meaning set forth in Section 5.4(g)(i).
     “Cap Amount” shall have the meaning set forth in Section 8.4.
     “Carrier Reimbursement” shall have the meaning set forth in Section 5.24.
     “Cash Deposits” shall have the meaning set forth in Section 2.2(a).
     “Cash Retention and Release Plan” shall mean the principles pursuant to which cash and cash equivalents are swept from or retained in the Acquired Companies, as set forth in Exhibit O.
     “Claim Notice” shall have the meaning set forth in Section 8.3.
     “Closing” shall have the meaning set forth in Section 2.7(a).
     “Closing Date” shall have the meaning set forth in Section 2.7(a).
     “Closing Date Interest Rate” shall mean the rate per annum equal to the prime commercial lending rate quoted as of the Closing Date by The Wall Street Journal, Eastern Edition.
     “Closing Memorandum” shall mean the Closing Memorandum to be agreed upon by Seller and Buyer setting forth the sequence and details of the deliveries and payments to be made at Closing pursuant to Section 2.7.
     “Closing Working Capital Statement” shall have the meaning set forth in Section 2.6(a).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Collateral Source” shall have the meanings set forth in Section 8.5.
     “Competing Business” shall have the meaning set forth in Section 5.14(a).
     “Confidentiality Agreement” shall have the meaning set forth in Section 5.1(b).
     “Contest” shall have the meaning set forth in Section 5.16(d).
     “Contract or Contracts” shall mean all contracts, subcontracts, agreements, leases, subleases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind, that are required for or used primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the Business as conducted by Seller, the Selling Subsidiaries and the Acquired Companies as of the date hereof or held primarily for such use and to which any of Seller, the Selling Subsidiaries or the Acquired Companies is a party, other than (i) contracts, agreements or other arrangements or instruments that are Excluded Assets and (ii) exclusively inter-company contracts and agreements.

     “Conveyancing Documents” shall mean the quitclaim deeds required to transfer the Seller’s or Selling Subsidiary’s title (as applicable) in the GMS Real Property in the form attached hereto as Exhibit C.
     “CPA Firm” shall have the meaning set forth in Section 2.6(c).
     “Credit Support Arrangements” shall have the meaning set forth in Section 5.17.
     “Current Assets” shall mean all Accounts Receivable, Inventory and Supplies (in each case net of all applicable reserves), prepaid expenses, other current assets and Cash Deposits, but shall exclude Income Tax assets, notes receivable from third parties, cash and cash equivalents, investment securities and other short- and medium-term investments.
     “Current Liabilities” shall mean all Accounts Payable, accrued expenses (including deferred revenue) and other current liabilities, but shall exclude Income Tax payable and current deferred Tax liabilities.
     “Effective Time” shall mean, with respect to the purchase of any of the Business Assets in a particular jurisdiction or the assumption of any of the Assumed Liabilities in such jurisdiction, 11:59 p.m. local time on the Closing Date in each such jurisdiction.
     “Election” shall have the meaning set forth in Section 5.21(a).
     “Encumbrances” shall mean any liens, charges, encumbrances, hypothecations, security interests, pledges or mortgages of any kind other than Permitted Encumbrances.
     “Environmental Authority” shall mean any authority, agency or body having responsibility for Hazardous Substances under Environmental Law.
     “Environmental Law” shall mean any law, regulation, ordinance, code, license, permit, order, judgment, decree or injunction from any Governmental Authority (including common laws) or other legal requirement relating to (a) the protection of public health or the environment (including air, water, soil and natural resources), or (b) the presence, transportation, recycling, storage, treatment, use, handling, disposal, Release or threat of Release, Management of or exposure to Hazardous Substances, in each such case which has the force of law and is in force at the date of this Agreement.
     “Environmental Permits” shall have the meaning set forth in Section 3.16(a).
     “Environmental Reports” means all environmental reports and audits which evaluate the potential for environmental noncompliance or liability in connection with the Business Assets and which are in Seller’s possession or control, a list of which is included in Section 3.16 of the Seller Disclosure Letter.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall have the meaning set forth in Section 3.13(b).

     “European Employees” shall have the meaning set forth in Section 5.9(b).
     “Excluded Assets” shall have the meaning set forth in Section 2.2.
     “Excluded Liabilities” shall have the meaning set forth in Section 2.4.
     “Excluded Shares” shall mean all of the outstanding capital stock (or equity equivalents) of (a) Eldertrust Operating Limited Partnership, a Delaware limited partnership, (b) Southwest Wire Rope GP LLC, a Delaware limited liability company, (c) Southwest Wire Rope LP, a Texas limited partnership, (d) Technology Holding Company, a Delaware corporation, (e) Technology Holding Company II, a Delaware corporation, and (f) Technology Holding Company III, a Delaware corporation.
     “Facilities” shall mean the industrial engineering, production and research facilities (or portions thereof) owned or leased by Seller, the Acquired Companies or the Selling Subsidiaries in the locations as described on Schedule 2.
     “Final Closing Working Capital Statement” shall have the meaning set forth in Section 2.6(d).
     “Financial Information” shall have the meaning set forth in Section 3.3.
     “Fixtures and Equipment” shall mean all furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property used or held for use in the operation of the Business at the GMS Facilities or at customer sites, or located at a GMS Facility; provided, however, that the term “Fixtures and Equipment” shall not include: (a) any of the assets located at a GMS Facility that are listed in Section 2.2(r) of the Seller Disclosure Letter, or (b) any Inventory or Supplies.
     “Flex Accounts” shall have the meaning set forth in Section 5.4(e).
     “Foreign Implementing Agreements” shall have the meaning set forth in Section 5.11.
     “Foreign Plans” shall have the meaning set forth in Section 3.13(c).
     “Foreign Subsidiaries” shall mean the Acquired Companies that are not formed under the laws of any state or commonwealth of the United States of America.
     “Forms” shall have the meaning set forth in Section 5.21(b).
     “French SARL Acquired Company” shall mean Teleflex Morse S.A.R.L.
     “French SAS Acquired Company” shall mean Teleflex Automotive France SAS.
     “FTC” shall mean the Federal Trade Commission.
     “GAAP” shall have the meaning set forth in Section 2.6(a).

     “GMS Accounts Payable” shall mean trade accounts payable arising from the operation of the Business at the GMS Facilities as of any determination date hereunder, excluding trade payables for services or products supplied to the Business (as operated at the GMS Facilities) by the Seller or any Affiliate of the Seller (other than the Acquired Companies).
     “GMS Accounts Receivable” shall mean the trade accounts receivable arising from the operation of the Business at the GMS Facilities as of any determination date hereunder, excluding trade receivables for products or services provided by the Business (as operated at the GMS Facilities) to the Seller or any Affiliate of the Seller (other than the Acquired Companies).
     “GMS Assets” shall mean the GMS Real Property and the following properties and assets owned, leased or licensed, as applicable, by the Seller or any of the Selling Subsidiaries: (a) the Fixtures and Equipment; (b) the GMS Accounts Receivable; (c) GMS Inventory; (d) the GMS Supplies; (e) the Intellectual Property that is predominantly used, developed, acquired, licensed or held for use in the operation of the Business; (f) Contracts to which Seller or any of the Selling Subsidiaries is a party and which predominantly relate to the operation of the Business at the GMS Facilities; (g) subject to Section 5.7, advertising materials, marketing plans, distribution programs, customer lists and other similar information predominantly used or held for use in the operation of the Business at the GMS Facilities; (h) Books and Records related exclusively to the Business and located at the GMS Facilities, except those Books and Records in the possession of Seller’s independent public accountants (including the work papers of such independent public accountants); (i) all computer hardware, stored data, and owned computer software and documentation related thereto predominantly used or held for use in the Business and located at the GMS Facilities, except for those items listed in Section 2.2(h) of the Seller Disclosure Letter; (j) any government licenses, permits and approvals issued to Seller or any of the Selling Subsidiaries, including Environmental Permits, which relate to the operation of the Business at the GMS Facilities to the extent their transfer is permitted by Law; (k) the Limerick Assets, and (l) all other rights, assets and goodwill predominantly related to the Business, but excluding the Excluded Assets.
     “GMS Employees” shall mean those Transferred Employees who are not employees of the Acquired Companies immediately prior to the Effective Time.
     “GMS Facilities” shall mean the industrial engineering, production and research facilities (or portions thereof) owned or leased by the Seller or the Selling Subsidiaries located in (i) Van Wert, Ohio, (ii) Hagerstown, Maryland, (iii) Grand River, Ohio, (iv) Normanton, United Kingdom, (v) Basildon, United Kingdom, (vi) Kingswinford, United Kingdom and (vii) Limerick, Pennsylvania.
     “GMS Inventory” shall mean all inventory of the Business held for resale by the Business and all raw materials, work in process, finished products, shipments in transit for which title has passed to the Seller or applicable Selling Subsidiary as of the Effective Time, wrapping, supply and packaging items predominantly used or held for use in the Business and located at the GMS Facilities or vendor sites, including any such inventory being held by (A) customers of the Business pursuant to consignment arrangements or (B) suppliers of the Business under tolling arrangements.

     “GMS Real Property” shall mean the Real Property located in (i) Van Wert, Ohio, (ii) Hagerstown, Maryland and (iii) Grand River, Ohio, as more particularly described on Schedule 1 attached hereto.
     “GMS Supplies” shall mean all supplies and similar materials of the Business predominantly used or held for use in the operation of the Business and located at the GMS Facilities or customer sites.
     “Governmental Authority” shall mean any United States or foreign supranational (including the European Union), national, federal, state, county, provincial or municipal authority or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hagerstown Lease Agreement” shall mean the Lease Agreement by and between Seller and Buyer substantially in the form of Exhibit F.
     “Hazardous Substances” shall mean any hazardous, toxic, explosive, regulated or polluting substance, material or waste, including petroleum or any derivative or by-products thereof, nuclear fuel, asbestos-containing materials, radioactive materials, urea formaldehyde and polychlorinated biphenyls.
     “HMRC” shall mean HM Revenue & Customs or either of Inland Revenue or HM Customs & Excise as appropriate.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “HSR Filing” shall have the meaning set forth in Section 5.2(b).
     “Income Taxes” shall mean Taxes determined on the basis of income.
     “Indebtedness” shall mean, without duplication, the following as of the Effective Time with respect to Seller and the Selling Subsidiaries (with respect to the Business) or the Acquired Companies: (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest, (b) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest, (c) any obligations under capitalized leases with respect to which Seller, a Selling Subsidiary or an Acquired Company is liable; (d) any interest, principal, prepayment penalty, fees or expenses to the extent paid in respect of those items listed in clauses (a) through (c) of this definition; (e) negative balances in bank accounts; (f) amounts in respect of checks in transit; (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all liabilities relating to securitization or factoring programs or arrangements, and (i) all Indebtedness of another person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally, in any manner (other than with respect to Indebtedness included in clauses (a) through (h) above).

     “Indemnified Party” shall mean the party entitled to indemnification pursuant to Article VIII.
     “Indemnifying Party” shall mean the party required to indemnify the other party pursuant to Article VIII.
     “Individual Claim Threshold” shall have the meaning set forth in Section 8.4.
     “Initial Allocation” shall have the meaning set forth in Section 2.9.
     “Intellectual Property” shall mean all of the following, irrespective of where any of the same were issued, are pending or exist: (i) copyrights and registrations thereof (collectively, “Copyrights”); (ii) patents, patent applications (including any reissue, re-examination, division or continuations, continuation-in-parts thereof) utility models and industrial designs (collectively, “Patents”); (iii) inventions, invention disclosures, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, technical data, specifications, research and development information, technology and product roadmaps, databases, and other proprietary or confidential information, trade secrets, formulae, know-how (collectively, “Trade Secrets”); (iv) registered and unregistered trademarks, service marks, trade names, proprietary indicia, trade dress, symbols, logos, brand names, and goodwill appurtenant thereto (collectively, “Trademarks”); (v) domain names and registrations thereof (collectively, “Domain Names”); (vi) moral rights, publicity rights and any intellectual property or other proprietary information rights included therein or related thereto and any licenses related to the foregoing.
     “Intellectual Property Grant-Back License Agreement” shall mean the Intellectual Property Grant-back License Agreement by and between Seller and Buyer substantially in the form of Exhibit L.
     “Intellectual Property License Agreement” shall mean the Intellectual Property License Agreement by and between Seller and Buyer substantially in the form of Exhibit E.
     “Interim Financial Information” shall have the meaning set forth in Section 3.3.
     “Inventory” shall mean the (i) Acquired Inventory and (ii) GMS Inventory.
     “IP Contracts” shall have the meaning set forth in Section 3.14(b).
     “IRS” shall mean the United States Internal Revenue Service.
     “Knowledge” shall mean, in the case of Seller, the actual knowledge, after reasonable inquiry, of (i) Vincent Northfield, each with respect to the Business Assets and the Business as a whole, (ii) James Ryan, with respect to the Industrial Business Group, (iii) Robert Mooney, with respect to the Fluids Business Group, (iv) Peter Spencer with respect to the Automotive Business Group, (v) Daniel Price, with respect to the financial and tax matters of the Automotive Business Group, (vi) Steve Lawson, with respect to the financial and tax matters of the Industrial Business Group, (vii) Susan Salinas and Peter Fischer, with respect to environmental, health and safety matters, (viii) Gregg Winter, with respect to income tax matters, and (ix) Terry Moulder, with respect to employee benefit matters; and, in the case of Buyer, the actual knowledge, after reasonable inquiry of Olav Volldal, Hans Peter Havdal and Trond Stabekk.
     “Law” shall mean any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order, intergovernmental pact, decree, directive, notice or official published plan or policy with legal force in any geographical area or over any class of Persons, and any rule of common law.
     “Lease” shall have the meaning set forth in Section 3.5(b).
     “Leased Property” shall have the meaning set forth in Section 3.5(b).
     “Letter” shall have the meaning set forth in Section 9.5.
     “Limerick Assets” shall mean the property and assets located at the Limerick, Pennsylvania Facility that are listed on Schedule 3.
     “Limerick Lease Agreement” shall mean the Lease Agreement by and between Seller and Buyer substantially in the form of Exhibit G.
     “Loss” and “Losses” shall have the meaning set forth in Section 8.2(a).
     “Management” (or its correlative terms) shall mean any use, possession, generation, treatment, storage, recycling, transportation or disposal or arrangement for disposal or distribution of Hazardous Substances.
     “Marine Business” shall mean the development, manufacture and sale, for use in both commercial and leisure vessels of (i) mechanical, hydraulic, and electronic control systems including steering systems, engine throttle and shift controls, and associated cables and electronics; (ii) instrumentation including mechanical and digital gauges, displays and digital switching; (iii) engine and drive parts including engine control cables, cylinder heads, pumps, manifolds, filters. drive systems, fuel systems, senders, gears, fuses, switches and wire sets; and (iv) hoses including exhaust, ventilation, air conditioning, fuel, drain, coolant intake and sanitation hoses together with related clamps and couplers.
     “Material Adverse Change” means any change, effect, event, occurrence, state of facts or development (each a “Change”) that is materially adverse to the Business Assets taken as a whole or the condition (financial or otherwise) or results of operations of the Business taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change: (a) any adverse Change to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (b) any adverse Effect attributable to conditions affecting (i) the industries in which the Business participates (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the Business, including its customers and suppliers), (ii) the U.S. economy as a whole, or (iii) the economy of any foreign country as a whole in which country the Business has operations or sales, except for such conditions in (i), (ii) or (iii) that disproportionately affect the Business compared to other companies in the industry; or (c) any adverse Change arising from or relating to any change in accounting requirements or principles or any change in Laws or the interpretation or enforcement thereof, except for such changes that disproportionately affect the Business compared to other companies in the industry. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Change or materiality.
     “Material Consent” shall have the meaning set forth in Section 6.1(f).
     “Material Contracts” shall have the meaning set forth in Section 3.9.
     “Morse License Agreement” shall mean the License Agreement between Seller and Buyer substantially in the form of Exhibit I.
     “Net Working Capital” shall mean, as of a given date, (a) Current Assets minus (b) Current Liabilities. It is understood that, for purposes of determining Net Working Capital, (i) all of the Business Assets that are Current Assets and all of the Business Liabilities that are Current Liabilities shall be taken into account, (ii) subject to subsection (iii) immediately below, no Excluded Assets or Excluded Liabilities shall be taken into account and (iii) any cash or cash equivalents of Seller, the Selling Subsidiaries or the Acquired Companies as of the Effective Time which are Excluded Assets pursuant to Section 2.2(a) but are nevertheless transferred to Buyer (or which remain assets of any Acquired Company) at Closing and included in Business Assets shall be added to “Current Assets”.
     “Non-Required Testing” shall have the meaning set forth in Section 8.8(f).
     “Norland” shall have the meaning set forth in Section 5.21(a).
     “Notice Period” shall have the meaning set forth in Section 8.3.
     “Owned Real Property” shall have the meaning set forth in Section 3.5(a).
     “Participating Employees” shall have the meaning set forth in Section 5.4(h)(i).
     “Pension Plan” shall have the meaning set forth in Section 3.13(b)(v).
     “Performing Party” shall have the meaning set forth in Section 8.8(a).
     “Permits” shall have the meaning set forth in Section 3.8(a).
     “Permitted Encumbrances” means (i) Encumbrances for Taxes and assessments of a Government Authority not yet due and payable; (ii) Encumbrances disclosed in Section 3.6 of the Seller Disclosure Letter (other than (x) Encumbrances that secure Indebtedness, (y) Encumbrances that are to be discharged or removed prior to Closing as indicated on Section 3.6 of the Seller Disclosure Letter, and (z) Encumbrances that secure debts, liabilities and obligations of Seller that are to be paid off prior to Closing as indicated on Section 3.6 of the Seller Disclosure Letter); (iii) exceptions, objections, agreements, claims, defects, easements, rights of way, encroachments, encumbrances, covenants, reservations, restrictions, conditions, leases, tenancies and the like, of record; (iv) all charges, notices, orders, demands, proposals, conditions, restrictions or requirements of any Governmental Authority whether made before, on or after the date of this Agreement; (vi) all public or private rights of way, water, light, air and other rights, easements, quasi-easements, liabilities and public rights whatsoever and any liability to repair or to contribute toward the cost of repair of roads, passages, sewers, drains, fences or other items; (vii) discrepancies, conflicts in boundary lines, shortages in area, encroachments, or any other facts which a correct survey would disclose, (viii) other exceptions, restrictions or limitations which do not materially restrict or impair the use of such property for the Business and (ix) Encumbrances of Buyer.
     “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.
     “Plans” shall have the meaning set forth in Section 3.13(b).
     “Pre-Closing Period” is the portion of a Straddle Period ending on the Closing Date.
     “Post-Closing Confidentiality Agreement” shall have the meaning set forth in Section 5.1(c).
     “Prior Period Returns” shall have the meaning set forth in Section 5.16(a).
     “Purchase Price” shall have the meaning set forth in Section 2.5.
     “Real Property” shall mean the land, buildings and real property improvements owned or leased by the Acquired Companies and located at the Facilities (other than the GMS Facilities).
     “Release” shall mean any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape.
     “Response Action” shall have the meaning set forth in Section 8.8(a).
     “Restricted Material Contracts” shall have the meaning set forth in Section 5.8(b).
     “Retained Benefit Plans” shall mean the Seller Benefit Plans that are not being assumed by the Buyer pursuant to Section 5.4.
     “Securities Act” shall have the meaning set forth in Section 3.11.
     “Seller” shall have the meaning set forth in the Preamble.
     “Seller Account Parties” shall have the meaning set forth in Section 9.5.
     “Seller Benefit Plans” shall have the meaning set forth in Section 5.4(b).

     “Seller Consolidated Return Group” shall have the meaning set forth in Section 5.21(e).
     “Seller Disclosure Letter” shall mean the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
     “Seller Insurance Policies” shall have the meaning set forth in Section 5.24.
     “Seller Intellectual Property” shall have the meaning set forth in Section 5.7(a).
     “Seller Leased Property” shall have the meaning set forth in Section 3.5(b).
     “Seller Non-Compete Period” shall have the meaning set forth in Section 5.14(c).
     “Seller Owned Property” shall have the meaning set forth in Section 3.5(a).
     “Seller Parties” shall have the meaning set forth in Section 8.2.
     “Seller’s Cafeteria Plan” shall have the meaning set forth in Section 5.4(e).
     “Seller’s Objection” shall have the meaning set forth in Section 2.6(b).
     “Seller’s Pension Plan” shall have the meaning set forth in Section 5.4(h).
     “Seller’s Review Period” shall have the meaning set forth in Section 2.6(b).
     “Seller’s Savings Plan” shall have the meaning set forth in Section 5.4(g)(i).
     “Selling Subsidiaries” shall mean those entities listed on Appendix C attached hereto, which are direct or indirect subsidiaries of Seller and are selling Shares and the GMS Assets, as applicable, not owned by the Acquired Companies to the Buyer hereunder.
     “Shares” shall mean all of the outstanding capital stock (or equity equivalents) of each of the Acquired Companies.
     “Special Provisions Order” shall mean the Value Added Tax (Special Provisions) Order 1995.
     “Specified Supplies” shall have the meaning set forth in Section 5.7(b).
     “Straddle Period” is any Tax period that includes (but does not end on) the Closing Date.
     “Straddle Period Income Tax Return” is an Income Tax Return that is a Straddle Period Tax Return.
     “Straddle Period Tax Return” is any Tax Return of an Acquired Company for a Straddle Period.

     “Supplies” shall mean the (i) Acquired Supplies and (ii) GMS Supplies.
     “Supply Agreements” shall mean the Supply Agreements by and between Seller and Buyer substantially in the form and according to the principles set forth in Exhibit H.
     “Tax” or “Taxes” shall mean: any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority.
     “Tax Returns” shall mean all reports and returns required to be filed with respect to Taxes and shall also include all claims for refunds of Taxes and any and all amended or supplemental reports and returns, and an “Income Tax Return” shall mean all reports and returns required to be filed with respect to Income Taxes and shall also include all claims for refunds of Income Taxes and any and all amended or supplemental reports and returns relating to Income Taxes.
     “Title Company” shall have the meaning set forth in Section 5.31.
     “Title Policy” shall have the meaning set forth in Section 5.31.
     “Transfer Act” shall have the meaning set forth in Section 5.18.
     “Transfer Provisions” shall have the meaning set forth in Section 5.9(b).
     “Transfer Taxes” shall have the meaning set forth in Section 2.8.
     “Transferred Employees” shall have the meaning set forth in Section 5.4(a).
     “Transferred Real Property” shall mean the (i) GMS Real Property and (ii) the Real Property.
     “Transition Services Agreement” shall mean the Transition Services Agreement between Buyer and Seller substantially in the form attached hereto as Exhibit D.
     “UK Assets” shall have the meaning set forth in Section 5.22(a).
     “UK Employees” shall mean the persons employed by the UK Seller who are predominantly engaged in the Business immediately before the Effective Time whose contracts of employment after the Effective Time will be or are deemed effected between Buyer and such persons under Regulation 4 of the UK Regulations.
     “UK Regulations” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 2006.

     “UK Seller” shall mean TFX Group Limited (company number 02884361), a company incorporated under the laws of England and Wales.
     “U.S. Acquired Company” shall mean those Acquired Companies incorporated or formed under the laws of a state in the United States of America.
     “VAT” shall mean value added tax levied on the sale of goods and services.
     “VATA” shall mean the Value Added Tax Act 1994, ISBN 0105423947.
     “WARN” shall mean the Worker Adjustment and Retraining Notification Act (or any successor provision).
     “Working Capital Amount” shall mean $137,800,000.